Exhibit 4.5

Ayr Strategies Inc.

UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019

(EXPRESSED IN UNITED STATES DOLLARS)

Notice to Reader

The accompanying unaudited condensed interim consolidated financial statements (“interim financial statements”) for Ayr Strategies Inc. (“Ayr” or “the Corporation”) have been prepared by management. Pursuant to subsection 4.3(3)(a) of National Instrument 51-102 Continuous Disclosure Requirements, the Corporation advises that the accompanying interim financial statements, which are the responsibility of management, are unaudited.

Ayr Strategies Inc.

Interim Financial Statements

September 30, 2020 and 2019

Interim Financial Statements

Unaudited Condensed Interim Consolidated Statements of
Financial Position (“Interim Statements of Financial Position”)	1

Unaudited Condensed Interim Consolidated Statements of
(Loss) Income and Comprehensive (Loss) Income (“Interim Statements of
(Loss) Income and Comprehensive (Loss) Income”)	2

Unaudited Condensed Interim Consolidated Statements of
Changes in Shareholders’ Equity (Deficiency) (“Interim Statements of
Changes in Shareholders’ Equity (Deficiency)”)	3

Unaudited Condensed Interim Consolidated Statements of
Cash Flows (“Interim Statements of Cash Flows”)	4

Notes to the Interim Financial Statements	5 - 46

Ayr Strategies Inc.

Interim Statements of Financial Position

(Expressed in United States Dollars)

	As of
	September 30, 2020	December 31, 2019
	$	$
ASSETS
Current
Cash and cash equivalents	23,180,198	8,403,196
Accounts receivable	2,929,522	2,621,239
Due from related parties [Note 11]	85,000	85,000
Inventory [Note 5]	32,989,013	13,718,840
Biological assets [Note 6]	12,690,663	2,935,144
Prepaid expenses and other current assets	3,809,485	2,163,329
	75,683,881	29,926,748
Non-current
Property, plant and equipment [Note 7]	39,354,982	37,152,861
Intangible assets [Note 8]	180,066,136	189,802,136
Right-of-use assets [Note 9]	11,795,599	12,315,417
Goodwill [Note 4]	84,837,304	84,837,304
Equity investments [Note 10]	487,717	427,399
Notes Receivable [Note 18]	3,000,000	-
Other assets	685,545	638,394
Total assets	395,911,164	355,100,259

LIABILITIES
Current
Trade payables	7,512,946	6,806,053
Accrued liabilities	7,160,365	5,123,865
Lease obligations - current portion [Note 9]	1,117,605	1,087,835
Purchase consideration payable [Notes 4 and 14]	5,687,806	9,831,700
Income tax payable [Note 20]	19,140,631	5,202,943
Debts payable - current portion [Note 12]	8,908,820	6,628,843
	49,528,173	34,681,239
Non-current
Deferred tax liabilities [Note 20]	45,471,419	41,077,761
Warrant liability [Note 14]	65,130,370	36,874,124
Lease obligations - non-current portion [Note 9]	12,977,535	13,033,310
Contingent consideration [Notes 4 and 14]	23,744,258	22,656,980
Debts payable - non-current portion [Note 12]	31,804,104	37,366,818
Accrued interest payable	1,894,747	815,662
Total liabilities	230,550,606	186,505,894

SHAREHOLDERS’ EQUITY (DEFICIENCY)
Share capital [Note 13]	386,509,334	382,210,006
Treasury stock	(556,899)	(245,469)
Contributed surplus	54,828,781	28,879,225
Accumulated other comprehensive income	2,845,964	3,265,610
Deficit	(278,266,622)	(245,515,007)
Total shareholders’ equity	165,360,558	168,594,365
Total liabilities and shareholders’ equity	395,911,164	355,100,259

Nature of operations [Note 1]

Commitments and Contingencies [Note 18]

Subsequent events [Note 21]

Approved on behalf of the Board:
“Jonathan Sandelman” (signed)	“Charles Miles” (signed)
Director	Director

The accompanying notes are an integral part of these interim financial statements.

Ayr Strategies Inc.

Interim Statements of (Loss) Income and Comprehensive (Loss) Income

(Expressed in United States Dollars)

	Three Months Ended		Nine Months Ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
	$	$	$	$

Revenues, net of discounts	45,486,365	32,087,805	107,349,679	42,912,940

Cost of goods sold before biological asset adjustments	18,127,313	14,887,337	46,257,581	19,850,991

Gross profit before fair value adjustments	27,359,052	17,200,468	61,092,098	23,061,949

Fair value adjustment on sale of inventory	(4,844,505)	(8,736,926)	(21,176,075)	(13,433,398)
Unrealized gain on biological asset transformation [Note 6]	18,242,342	5,862,775	44,574,730	8,342,578

Gross profit	40,756,889	14,326,317	84,490,753	17,971,129

Expenses
General and administrative [Note 16]	9,319,917	8,836,934	27,084,857	11,788,182
Sales and marketing	643,005	509,472	1,586,849	881,556
Depreciation [Notes 7 and 9]	523,311	283,007	1,649,293	375,795
Amortization [Note 8]	2,998,667	3,400,331	8,996,000	4,788,308
Stock-based compensation [Note 17]	4,700,795	11,062,444	25,949,556	15,582,582
Acquisition expense	557,457	968,580	1,054,766	5,123,661
Total expenses	18,743,152	25,060,768	66,321,321	38,540,084

Income (Loss) from operations	22,013,737	(10,734,451)	18,169,432	(20,568,955)

Other (expense) income
Share of loss on equity investments [Note 10]	(8,244)	(420,626)	(31,383)	(313,714)
Foreign exchange	(6,421)	(104,834)	(9,038)	(123,202)
Unrealized (loss) gain - changes to fair value of financial liabilities [Note 14]	(38,210,209)	40,427,308	(29,321,360)	(122,006,820)
Interest expense	(729,469)	(1,272,421)	(2,249,046)	(1,859,213)
Interest income	5,034	31,834	5,034	396,352
Other	(141,079)	12,864	19,971	17,152
Total other (expense) income	(39,090,388)	38,674,125	(31,585,822)	(123,889,445)

(Loss) Income before income tax	(17,076,651)	27,939,674	(13,416,390)	(144,458,400)

Current tax [Note 20]	(6,674,153)	(3,502,178)	(14,941,568)	(4,932,991)
Deferred tax [Note 20]	(3,042,171)	1,743,121	(4,393,657)	2,676,022

Net (loss) income	(26,792,975)	26,180,617	(32,751,615)	(146,715,369)

Foreign currency translation adjustment	(1,371,781)	255,298	(419,646)	(624,738)

Net (loss) income and comprehensive (loss) income	(28,164,756)	26,435,915	(33,171,261)	(147,340,107)

Basic (loss) earnings per share	(0.96)	0.99	(1.20)	(10.23)
Diluted (loss) earnings earnings per share	(0.96)	0.84	(1.20)	(10.23)

Weighted average number of shares outstanding (basic)	27,909,251	26,406,682	27,247,047	14,337,386
Weighted average number of shares outstanding (diluted)	27,909,251	31,179,896	27,247,047	14,337,386

The accompanying notes are an integral part of these interim financial statements.

Ayr Strategies Inc.

Interim Statements of Changes in Shareholders’ Equity (Deficiency)

(Expressed in United States Dollars)

	Share Capital								Treasury Stock		Contributed surplus	Accumulated other	Deficit	Total
	Class B shares		Multiple Voting Shares		Subordinate Voting Shares		Exchangeable Shares					comprehensive
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount		income
	#	$	#	$	#	$	#	$	#	$	$	$	$	$

Balance, December 31, 2019	-	-	3,696,486	1,821,997	14,824,485	251,721,350	8,373,792	128,666,659	(29,500)	(245,469)	28,879,225	3,265,610	(245,515,007)	168,594,365

Stock-based compensation [Note 17]	-	-	-	-	-	-	-	-	-	-	25,949,556	-	-	25,949,556

Exercise of Rights [Note 13]	-	-	-	-	162,379	-	-	-	-	-	-	-	-	-

Exercise of Warrants [Note 13]	-	-	-	-	42,000	533,401	-	-	-	-	-	-	-	533,401

Conversion of Exchangeable Shares [Note 13]	-	-	-	-	2,940,337	46,189,714	(2,940,337)	(46,189,714)	-	-	-	-	-	-

Share issuance - make-whole [Note 14]	-	-	-	-	-	-	614,515	3,765,927	-	-	-	-	-	3,765,927

Repurchase of Subordinate Voting Shares [Note 13]	-	-	-	-	-	-	-	-	(34,300)	(311,430)	-	-	-	(311,430)

Net loss for the period	-	-	-	-	-	-	-	-	-	-	-	-	(32,751,615)	(32,751,615)

Foreign currency translation adjustment	-	-	-	-	-	-	-	-	-	-	-	(419,646)	-	(419,646)

Balance, September 30, 2020	-	-	3,696,486	1,821,997	17,969,201	298,444,465	6,047,970	86,242,872	(63,800)	(556,899)	54,828,781	2,845,964	(278,266,622)	165,360,558

Balance, December 31, 2018 - Restated (Note 3.22)	3,696,486	1,821,997	-	-	-	-	-	-	-	-	-	3,422,120	(81,335,403)	(76,091,286)

Share exchange - Qualifying Transaction [Notes 1 and 4]	(3,696,486)	(1,821,997)	3,696,486	1,821,997	13,474,000	248,411,016	-	-	-	-	-	-	-	248,411,016

Share issuance - Qualifying Transaction [Note 4]	-	-	-	-	-	-	7,983,887	125,421,479	-	-	-	-	-	125,421,479

Stock-based compensation [Note 17]	-	-	-	-	-	-	-	-	-	-	15,582,582	-	-	15,582,582

Exercise of Rights [Note 13]	-	-	-	-	1,054,215	-	-	-	-	-	-	-	-	-

Exercise of Warrants [Note 13]	-	-	-	-	298,200	3,376,539	-	-	-	-	-	-	-	3,376,539

Net loss for the period	-	-	-	-	-	-	-	-	-	-	-	-	(146,715,369)	(146,715,369)

Foreign currency translation adjustment	-	-	-	-	-	-	-	-	-	-	-	(624,738)	-	(624,738)

Balance, September 30, 2019	-	-	3,696,486	1,821,997	14,826,415	251,787,555	7,983,887	125,421,479	-	-	15,582,582	2,797,382	(228,050,772)	169,360,223

The accompanying notes are an integral part of these interim financial statements.

Ayr Strategies Inc.

Interim Statements of Cash Flows

(Expressed in United States Dollars)

	Nine Months Ended
	September 30, 2020	September 30, 2019
	$	$
Operating activities
Net loss	(32,751,615)	(146,715,369)
Adjustments for:
Acquisition costs associated with financing activities	-	129,236
Net unrealized loss on changes in the fair value of financial liabilities	29,321,360	122,006,820
Stock-based compensation	25,949,556	15,582,582
Depreciation	3,283,383	1,010,195
Amortization on intangible assets	10,136,000	4,788,308
Share of loss on equity investments	31,383	313,714
Fair value adjustment on sale of inventory	21,176,075	13,433,398
Unrealized gain on biological asset transformation	(44,574,730)	(8,342,578)
Deferred tax expense (benefit)	4,393,657	(2,676,022)
Interest accrued	1,079,085	931,542
Changes in non-cash operations, net of business acquisition:
Accounts receivable	(308,283)	445,793
Inventory and biological assets	(5,627,037)	(2,957,318)
Prepaid expenses and other assets	(1,693,307)	(1,127,045)
Trade payables	2,900,278	2,147,083
Accrued liabilities	2,036,500	(781,144)
Income tax payable	13,937,688	1,407,872
Cash provided by (used in) operating activities	29,289,993	(402,933)

Investing activities
Transfer of restricted cash and short term investments held in escrow and interest income	-	99,684,243
Purchase of property, plant and equipment	(6,291,344)	(6,445,302)
Deferred underwriters commission paid	-	(3,457,154)
Cash paid for business combinations, net of cash acquired	-	(74,714,171)
Cash paid for business combinations, working capital	(603,092)	(490,435)
Payments for interests in equity accounted investments	(91,700)	(500,000)
Advances from related corporation	-	(724,191)
Bridge financing and deposits for business combinations	(3,000,000)	-
Purchases of intangible assets	(400,000)	-
Cash (used in) provided by investing activities	(10,386,136)	13,352,990

Financing activities
Proceeds from exercise of Warrants	361,043	2,460,150
Redemption of Class A shares	-	(7,519)
Repayments of debts payable	(3,282,737)	(1,660,425)
Repayments of lease obligations (principal portion)	(893,731)	(166,414)
Repurchase of Subordinate Voting Shares	(311,430)	-
Cash (used in) provided by financing activities	(4,126,855)	625,792

Net increase in cash	14,777,002	13,575,849
Effect of foreign currency translation	-	972,111
Cash and cash equivalents, beginning of the period	8,403,196	109,952
Cash and cash equivalents, end of the period	23,180,198	14,657,912

Supplemental disclosure of cash flow information:
Interest paid during the period	1,898,207	321,619
Taxes paid during the period	1,003,880	111,607

The accompanying notes are an integral part of these interim financial statements.

Ayr Strategies Inc.

Notes to the Interim Financial Statements

For the Three and Nine Months Ended September 30, 2020 and 2019

1.	NATURE OF OPERATIONS

Ayr Strategies Inc. (formerly, Cannabis Strategies Acquisition Corp.) (“Ayr” or “the Corporation”) is a vertically-integrated multi-state operator in the U.S. cannabis sector, with a portfolio in Massachusetts and Nevada. Through its operating companies, Ayr is a leading cultivator, manufacturer and retailer of cannabis products and branded cannabis packaged goods, including through operational and service agreements to licensed cannabis companies. The Corporation was previously a special purpose acquisition corporation (“SPAC”) which was incorporated for the purpose of effecting an acquisition of one or more businesses or assets, by way of a merger, amalgamation, arrangement, share exchange, asset acquisition, share purchase, reorganization, or any other similar business combination involving the Corporation, referred to as the Corporation’s “Qualifying Transaction”. The Corporation had only one operating segment, cannabis sales, during the period ended September 30, 2020. As the Corporation has experienced rapid growth with the Qualifying Transaction, operating segments will be further analyzed and are subject to future change. The Corporation is a reporting issuer in each of the provinces and territories of Canada, other than Quebec.

The Corporation was incorporated on July 31, 2017 under the Business Corporations Act (Ontario) and continued on May 24, 2019 into British Columbia under the Business Corporations Act (British Columbia) in connection with its Qualifying Transaction. The registered office of the Corporation is located at 666 Burrard Street, Suite 1700, Vancouver, British Columbia V6C 2X8. The head office of the Corporation is located at 590 Madison Avenue, 26th Floor, New York, New York, 10022.

For information on the Corporation’s initial public offering, please refer to the Corporation’s final non-offering prospectus dated February 15, 2019 and the Corporation’s management information circular dated February 19, 2019.

On September 12, 2018, the Corporation incorporated a wholly owned subsidiary in Nevada, United States, named CSAC Holdings Inc., to facilitate the proposed Qualifying Transaction. On September 17, 2018, CSAC Holdings Inc. incorporated a wholly owned subsidiary in Nevada, United States, named CSAC Acquisition Inc. (“CSAC AcquisitionCo”). On May 24, 2019, the Corporation completed its concurrent acquisitions, including through operational and service agreements, of the target businesses of Washoe Wellness, LLC (“Washoe”), The Canopy NV, LLC (“Canopy”), Sira Naturals, Inc. (“Sira”), LivFree Wellness, LLC (“LivFree”) and CannaPunch of Nevada LLC (“CannaPunch”), which collectively constituted its Qualifying Transaction (collectively, the “Qualifying Transaction”). For more information regarding the Qualifying Transaction, view the December 31, 2019 audited consolidated financial statements.

The Corporation’s subordinate voting shares (“Subordinate Voting Shares”), warrants (“Warrants”), and rights (“Rights”) are trading on the Canadian Stock Exchange (the “CSE”), under the symbols “AYR.A”, “AYR.WT” and “AYR.RT”, respectively. The Corporation’s Subordinate Voting Shares are also trading on the Over-the-Counter Market (“OTC”) in the United States under the symbol “AYRSF”.

Ayr Strategies Inc.

Notes to the Interim Financial Statements

For the Three and Nine Months Ended September 30, 2020 and 2019

2.	BASIS OF PRESENTATION

2.1 Statement of compliance

These interim financial statements for the three and nine months ended September 30, 2020 and 2019 have been prepared in accordance with International Accounting Standard (“IAS”) 34 – Interim Financial Reporting. Accordingly, they do not include all of the information required for full annual financial statements required by International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

These interim financial statements should be read in conjunction with the Corporation’s audited consolidated financial statements for the year ended December 31, 2019, and the related notes thereto, and have been prepared using the same accounting policies described therein.

These interim financial statements were approved and authorized for issuance by the board of directors of the Corporation (the “Board of Directors”) on November 18, 2020.

2.2 Basis of presentation and measurement

These interim financial statements have been prepared on the going concern basis under the historical cost basis except for certain financial instruments, biological assets, and warrant liability, which are measured at fair value, as explained in the accounting policies set out in Note 3.

The interim financial statements are presented in United States dollars which, following the close of the Qualifying Transaction became the Corporation’s presentation currency. The Corporation’s previous presentation currency was Canadian Dollars (“CAD” or “CDN$”). See Note 3.22 for change in accounting policy related to the change in presentation currency. The functional currency of each entity is determined separately in accordance with International Accounting Standard IAS 21 – Foreign Exchange and is measured using the currency of the primary economic environment in which the entity operates (“the functional currency”). The functional currency of Ayr, the parent, is CDN$ and for each of the United States subsidiaries is United States dollars (US$ or $).

Ayr Strategies Inc.

Notes to the Interim Financial Statements

For the Three and Nine Months Ended September 30, 2020 and 2019

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

3.1 Basis of consolidation

The interim financial statements for the three and nine months ended September 30, 2020 include the accounts of the Corporation, its wholly-owned subsidiaries, and entities over which the Corporation has control as defined in IFRS 10, all of which also have a December 31 year-end. Entities over which the Corporation has control are presented on a consolidated basis from the date control commences. Control, as defined in IFRS 10 for purposes of determining the consolidated basis of financial statement presentation exists when the Corporation is exposed, or has rights, to variable returns from its involvement with the entity and has the ability to affect those returns through its power and rights in respect of the entity. All of the consolidated entities were under control, as defined in IFRS 10 for purposes of determining the consolidated basis of financial statement presentation, during the entirety of the periods for which their respective results of operations were included in the consolidated statements (i.e., from the date of the completion of the Qualifying Transaction). All intercompany balances and transactions are eliminated on consolidation. The Corporation’s consolidated subsidiaries are listed below, and are owned 100% by the Corporation unless otherwise noted:

Subsidiaries	State of operation	Purpose
Ayr Strategies Inc.	Canada	Parent Company
CSAC Holdings Inc.	NV	Corporate - Holding Company
CSAC Acquisition Inc.	NV	Corporate - Holding Company
CSAC Acquisition MA Corp. (2)	MA	Corporate - Holding Company
Ayr NJ, LLC	NV	Corporate - Holding Company
CSAC LLC (2)	NV	Corporate - Holding Company
CSAC Ohio, LLC (2)	OH	Corporate - Holding Company
Sira Naturals, Inc.	MA	Cultivation, Production, and Retail
CSAC-LivFree Wellness LLC	NV	Management Company
CSAC-Washoe Wellness LLC (6)	NV	Management Company
CSAC-The Canopy NV LLC	NV	Management Company
CannaPunch of Nevada LLC	NV	Production
LivFree Wellness, LLC (1)(3)	NV	Managed Services - Retail
Washoe Wellness, LLC (1)(4)	NV	Managed Services - Cultivation and Production
Kynd-Strainz, LLC (1)(5)	NV	Managed Services - Retail
Lemon Aide, LLC (1)(5)	NV	Managed Services - Retail

(1)	Entered into an Equity Purchase Agreement with CSAC Acquisition, Inc. pending regulatory approval for the license transfers by the Nevada Cannabis Compliance Board. The Corporation has control, as defined in IFRS 10 for purposes of determining the consolidated basis of financial statement presentation, through operational and service agreements. All intercompany balances and transactions are eliminated for consolidation.
(2)	Entities that are inactive as of September 30, 2020.
(3)	LivFree includes a wholly-owned subsidiary BP Solutions LLC.
(4)	Washoe includes wholly-owned subsidiaries Klymb Project Management, Inc, Tahoe-Reno Botanicals, LLC, Tahoe-Reno Extractions, LLC.
(5)	Canopy is the parent company of Kynd-Strainz, LLC and Lemon Aide, LLC.
(6)	CSAC-Washoe Wellness LLC includes a wholly-owned subsidiary DWC Investments, LLC.

3.2 Revenue

IFRS 15 – Revenue from contracts with customers (“IFRS 15”) specifies how and when revenue should be recognized based on a five-step model, which is applied to all contracts with customers. The pattern and timing of revenue recognition is consistent with prior year practice. The Corporation’s accounting policy for revenue recognition under IFRS 15 is to follow a five-step model to determine the amount and timing of revenue to be recognized:

•	Identifying the contract with a customer
•	Identifying the performance obligations within the contract
•	Determining the transaction price
•	Allocating the transaction price to the performance obligations
•	Recognizing revenue when/as performance obligation(s) are satisfied.

Ayr Strategies Inc.

Notes to the Interim Financial Statements

For the Three and Nine Months Ended September 30, 2020 and 2019

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

3.2 Revenue (continued)

In some cases, judgment is required in determining whether the customer is a business or the end consumer. This evaluation is made on the basis of whether the business obtains control of the product before transferring to the end consumer. Control of the product transfers at a point in time either upon shipment to or receipt by the customer, depending on the contractual terms. In determining the appropriate time of sale, the Corporation takes into consideration a) the Corporation’s right to payment for the goods or services; b) customer’s legal title; c) transfer of physical possession of the goods; and d) timing of acceptance of goods.

Revenue is recognized based on the sale of cannabis for a fixed price when control is transferred. The amount recognized reflects the consideration that the Corporation expects to receive taking into account any variation that is expected to result from rights of return. Dispensary revenue is recognized at the point of sale while wholesale revenue is recognized once Ayr transfers the significant risks and rewards of ownership of the goods and does not retain material involvement associated with ownership or control over the goods sold.

3.3 Cash

The Corporation considers all investments with original maturities of three months or less, that are highly liquid and readily convertible into cash, to be cash equivalents.

3.4 Business combination

Acquisitions of subsidiaries and businesses are accounted for using the acquisition method. The Corporation measures goodwill as the fair value of the consideration transferred, including the recognized amount of any non-controlling interest in the acquiree, less the net recognized amount of the identifiable assets and liabilities assumed, all measured as of the acquisition date.

Consideration transferred includes the fair value of the assets transferred (including cash), the liabilities incurred by the Corporation on behalf of the acquiree, any contingent consideration and any equity interests issued by the Corporation. Transaction costs, other than those associated with the issuance of debt or equity securities that the Corporation incurs in connection with a business combination, are expensed as incurred.

The acquisition date is the date when the Corporation obtains control of the acquiree. Contingent consideration is measured at its acquisition date fair value and included as part of the consideration transferred in a business combination. Contingent consideration that is classified as a liability is re-measured at subsequent reporting dates in accordance with the criteria and guidance provided under IFRS with corresponding gain or loss recorded in the interim statements of (loss) income and comprehensive (loss) income.

Ayr Strategies Inc.

Notes to the Interim Financial Statements

For the Three and Nine Months Ended September 30, 2020 and 2019

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

3.5 Inventory

Cannabis inventory at retail, work-in-process and raw materials are initially valued at the weighted average cost and subsequently measured at the lower of cost and net realizable value. Inventories of harvested cannabis are transferred from biological assets at their fair value at the point of harvest, which becomes the initial deemed cost. Any subsequent post-harvest costs, including direct costs such as materials, labor, and depreciation expense on equipment attributable to processing and related overheads, are capitalized to inventory to the extent that cost is less than net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs to sell. The Corporation reviews inventories for obsolete, redundant and slow-moving goods and any such inventories identified are written down to net realizable value.

3.6 Biological assets

The Corporation’s biological assets consist of cannabis plants, from the date of initial cutting from mother plants, which are not yet harvested. While the Corporations’ biological assets are within the scope of IAS 41 – Agriculture, the direct and indirect costs of cultivating and producing biological assets are determined using an approach similar to the capitalization criteria outlined in IAS 2 – Inventories. They include the direct cost of seeds and growing materials as well as other direct costs such as utilities and supplies used in the growing process. Indirect labor for individuals involved in the growing and quality control process is also included, as well as depreciation on production equipment, the building portion associated with the growing space, and the right-of-use asset associated with the cultivation and production facilities. All direct and indirect costs of cultivating and producing biological assets are capitalized as they are incurred, and they are subsequently recorded on the interim statements of (loss) income and comprehensive (loss) income in the period that the related product is sold. Unrealized fair value gain on growth of biological assets are recorded in a separate line on the face of the interim statements of (loss) income and comprehensive (loss) income. Biological assets are measured at their fair values less costs to sell up to the point of harvest in the interim statements of financial position, which becomes the initial cost of harvested cannabis.

Mother plants grown for the purpose of taking cuttings in order to grow more quantities of the same plants. Mother plants are critical to the success of the business and, once mature, are held solely to create cuttings for production over their useful lives. Costs attributed to the growing of mother plants are included in the costs of biological assets.

3.7 Property, plant and equipment (“PPE”)

PPE are stated at cost less accumulated depreciation and accumulated impairment losses. The cost of an item of PPE consists of the purchase price, any costs directly attributable to bringing the asset to the location and condition necessary for its intended use and an initial estimate of the costs of dismantling and removing the item and restoring the site on which it is located.

Ayr Strategies Inc.

Notes to the Interim Financial Statements

For the Three and Nine Months Ended September 30, 2020 and 2019

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

3.7 Property, plant and equipment (“PPE”) (continued)

Depreciation is provided at rates calculated to write off the cost of PPE, less their estimated residual value, using the straight-line method over the following expected useful lives:

•	Land – not depreciated
•	Buildings – 39 years
•	Leasehold improvements – the shorter of the useful life or life of the lease
•	Furniture and fixtures – 5 to 7 years
•	Office equipment – 3 to 5 years
•	Machinery and equipment – 5 to 15 years
•	Auto and trucks – 5 years
•	Assets under construction – not depreciated

An item of PPE is derecognized upon disposal, when held for sale or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on disposal of the asset, determined as the difference between the net disposal proceeds and the carrying amount of the asset, is recognized in the interim statements of (loss) income and comprehensive (loss) income.

Assets under construction are transferred to the appropriate asset class when available for use and depreciation of the assets commences at that point of time.

The Corporation conducts an annual assessment of the residual balances, useful lives and depreciation methods being used for PPE and any changes arising from the assessment are applied by the Corporation prospectively.

Where an item of PPE comprises major components with different useful lives, the components are accounted for as separate items of PPE. Expenditures incurred to replace a component of an item of PPE that is accounted for separately, including major inspection and overhaul expenditures are capitalized.

3.8 Intangible assets

(a)     Goodwill

The Corporation measures goodwill as the fair value of the consideration transferred, including the recognized amount of any non-controlling interest in the acquiree, less the net recognized amount of the identifiable assets and liabilities assumed, all measured as of the acquisition date. Goodwill is allocated to the Cash Generating Units (“CGU” or “CGUs”) which are expected to benefit from the synergies of the combination. CGUs have been grouped for purposes of impairment testing. Impairment losses recognized in respect of a CGU, being the excess over the CGUs carrying value allocated to the assets in the CGU, are first allocated to the carrying value of goodwill and indefinite life intangibles and any excess is allocated to the carrying amount of assets in the CGU. Impairment testing is performed annually by the Corporation or more frequently, if events or changes in circumstances indicate that they might be impaired. Management makes estimates during impairment testing as judgment is required to determine indicators of impairment and estimates are used to measure impairment losses. The recoverable amount, as defined in Note 3.9, of goodwill is determined by using discounted future cash flows, which incorporates assumptions regarding future events, growth rates and discount rates.

Ayr Strategies Inc.

Notes to the Interim Financial Statements

For the Three and Nine Months Ended September 30, 2020 and 2019

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

3.8 Intangible assets (continued)

(b)    Finite life intangible assets

Intangible assets are recorded at cost, less accumulated amortization and impairment losses. Amortization is recorded on a straight-line basis over their estimated useful lives, which do not exceed the contractual period, if any. Intangible assets, which include licences, right-to-use licenses, host community agreements, and trade name/brand have useful lives of 15, 15, 15, and 5 years, respectively. Such assets are tested annually for impairment, or more frequently, if events or changes in circumstances indicate that they might be impaired. The estimated useful lives, residual values, and amortization methods are reviewed at each year-end, and any changes in estimates are accounted for prospectively.

Development activities involve a plan or design for the production of new or substantially improved products and processes. Development expenditures are capitalized to the extent development costs can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the Corporation intends to and has sufficient resources to complete development and to use or sell the product or asset. Other development expenditures will be expensed as incurred. No development costs have been capitalized to date.

3.9 Impairment of non-financial assets

At each financial reporting date, the Corporation reviews the carrying amounts of its tangible assets to determine whether there is an indication that those assets have suffered an impairment loss. If any such indication exists, or when annual impairment testing for an asset is required, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where it is not possible to estimate the recoverable amount of an individual asset, the Corporation estimates the recoverable amount of the CGU to which the assets belong.

The recoverable amount is the higher of fair value less the costs to sell and value in use. In assessing the value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. In determining fair value less costs of disposal (“FVLCD”), recent market transactions are taken into account. If no such transactions can be identified, an appropriate valuation model is used. These calculations are corroborated by valuation multiples, quoted share prices for publicly traded companies, discounted cash flows, or other available fair value indicators.

If the recoverable amount of an asset (or CGU) is estimated to be less than it’s carrying amount, the carrying amount of the asset (or CGU) is reduced to its recoverable amount. An impairment loss is recognized at that time.

Where an impairment loss subsequently reverses, the carrying amount of the asset (CGU) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or CGU) in prior years. A previously recognized impairment loss is reversed only if there has been a change in the assumptions used to determine the asset’s recoverable amount since the last impairment loss was recognized.

Goodwill and intangible assets with indefinite useful lives are allocated to CGUs for purposes of impairment testing. An impairment test is performed by determining the recoverable amount of the CGU to which the goodwill or intangible assets with indefinite useful lives relates. The recoverable amount of a CGU or individual asset is the higher of its value in use and its FVLCD. Where the recoverable amount is less than the carrying amount, an impairment loss is recognized in the interim statements of (loss) income and comprehensive (loss) income. Impairment losses recognized on goodwill are not reversed in subsequent periods.

Ayr Strategies Inc.

Notes to the Interim Financial Statements

For the Three and Nine Months Ended September 30, 2020 and 2019

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

3.9 Impairment of non-financial assets (continued)

Goodwill is allocated to the CGUs, which are the lowest level that generate cash flows independent of another. The Corporation determined its CGUs are separated by state and type of operation, including cultivation, production and retail. As the CGUs are expected to benefit from synergies of a related business combination at the state level, goodwill will be grouped and tested at the state level.

3.10 Leases

The Corporation assesses whether a contract is or contains a lease, at inception of a contract. Leases are recognized as a right-of-use asset and corresponding liability at the commencement date. Each lease payment included in the lease liability is apportioned between the repayment of the liability and a finance cost. The finance cost is recognized in net finance costs in the interim statements of (loss) income and comprehensive (loss) income over the lease period to produce a constant periodic rate of interest on the remaining balance of the liability for each period. Lease liabilities include the net present value of fixed payments (including in-substance fixed payments), variable lease payments that are based on an index or a rate or subject to a fair market value renewal, amounts expected to be payable by the lessee under residual value guarantees, the exercise price of a purchase option if the lessee is reasonably certain to exercise that option, and payments of penalties for terminating the lease, if the lease term reflects the lessee exercising that option. The Corporation allocates the consideration in the contract to each lease component on the basis of the relative standalone price of the lease component and the aggregate stand-alone price of the non-lease components. The lease liability is net of lease incentives receivable. The lease payments are discounted using the interest rate implicit in the lease or, if that rate cannot be determined, the lessee’s incremental borrowing rate. The period over which the lease payments are discounted is the reasonably certain lease term, including renewal options that the Corporation is reasonably certain to exercise. Renewal options are included in a number of leases across the Corporation.

Payments associated with short-term leases and leases of low-value assets are recognized as an expense on a straight-line basis in the interim statements of (loss) income and comprehensive (loss) income. Short-term leases are leases with a lease term of 12 months or less. Variable lease payments that do not depend on an index or a rate or are not subject to a fair market value renewal are expensed as incurred and recognized in interim statements of (loss) income and comprehensive (loss) income.

Right-of-use assets are measured at cost which is calculated as the amount of the initial measurement of lease liability plus any lease payments made at or before the commencement date, any initial direct costs and related restoration costs. The right-of-use assets are depreciated on a straight-line basis over the shorter of the lease term or the useful life of the underlying asset. If a lease transfers ownership of the underlying asset or the cost of the right-of-use asset reflects that the Corporation expects to exercise a purchase option, the related right-of-use asset is depreciated over the useful life of the underlying asset. The depreciation starts at the commencement date of the lease.

3.11 Equity investments

An associate is an entity over which the Corporation exercises significant influence. Significant influence is the power to participate in the financial and operating policy of the investee but without control or joint control over those policies. Interests in associates are accounted for using the equity method and are initially recognized at cost. Subsequent to initial recognition, the carrying value of the Corporation’s interest in an associate is adjusted for the Corporation’s share of income or loss and distributions of the investee. The carrying value of associates is assessed for impairment at each statement of financial position date. Significant influence is presumed if the Corporation holds between 20% and 50% of the voting rights, unless evidence exists to the contrary.

Ayr Strategies Inc.

Notes to the Interim Financial Statements

For the Three and Nine Months Ended September 30, 2020 and 2019

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

3.11 Equity investments (continued)

Joint control is the contractually agreed sharing of control of an arrangement, which exists only when decisions about the relevant activities require the unanimous consent of the parties sharing control. Investees in which the Corporation has joint control and rights to the net assets thereof, are defined as joint ventures. Joint ventures are also accounted for under the equity method.

3.12 Non-controlling interests

Equity interests owned by parties that are not shareholders of the Corporation are considered non-controlling interests. The share of net assets attributable to non-controlling interests are presented as a component of equity while the share of net income or loss is recognized in equity. Changes in Ayr’s ownership interest that do not result in a loss of control are accounted for as equity transactions. As of September 30, 2020, the Corporation does not have any non-controlling interests.

3.13 Borrowing costs

Borrowing costs directly attributable to the acquisition or construction of a qualifying asset are capitalized. Qualifying assets are those that require a minimum of twelve months to prepare for their intended use.

3.14 Derivatives

The Corporation evaluates all of its agreements to determine if such instruments have derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then revalued at each reporting date, with changes in the fair value reported in the Corporation’s interim financial statements. In calculating the fair value of derivative liabilities, the Corporation uses a valuation model when level 1 inputs are not available to estimate fair value at each reporting date (see Note 19). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the interim financial statements date.

3.15 (Loss) earnings per share

The basic (loss) earnings per share is computed by dividing the net (loss) income by the weighted average number of shares outstanding, including Subordinate Voting Shares, multiple voting shares of the Corporation (“Multiple Voting Shares”), and Exchangeable Shares (as defined below), during the period. The diluted (loss) earnings per share reflects the potential dilution of shares by adjusting the weighted average number of shares outstanding to assume conversion of potentially dilutive shares, such as Warrants, restricted stock units (RSUs), Rights, and contingent shares. The “treasury stock method” is used for the assumed proceeds upon the exercise of the Exchangeable Shares and Warrants that are used to purchase Subordinate Voting Shares at the average market price during the period. If the Corporation incurs a net loss during a reporting period, the calculation of fully diluted loss per share will not include potentially dilutive equity instruments such as restricted Warrants, RSUs, Rights and contingent shares, therefore, basic loss per share and diluted loss per share will be the same.

Ayr Strategies Inc.

Notes to the Interim Financial Statements

For the Three and Nine Months Ended September 30, 2020 and 2019

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

3.16 Stock-based payments

(a) Stock-based payment transactions

Certain employees (including directors and senior executives) of the Corporation receive a portion of their remuneration in the form of stock-based payment transactions, whereby employees render services as consideration for equity instruments (“equity settled transactions”).

Share-based payments to non-employees are measured at the fair value of goods or services received or the fair value of the equity instruments issued. In situations where equity instruments are issued to non-employees and some or all of the fair value of the good or service received by the Corporation as consideration cannot be specifically identified, they are measured at fair value of the stock-based payment.

The costs of equity-settled transactions with employees are measured by reference to the fair value of the stock price at the date on which they are granted, using an appropriate valuation model. The value of the transaction is expensed through the vesting period.

The costs of equity-settled transactions are recognized, together with a corresponding increase in equity, over the period in which the performance and/or service conditions are fulfilled, ending on the date on which the relevant employees become fully entitled to the award (the “vesting date”).

The cumulative expense is recognized for equity-settled transactions at each reporting date until the vesting date reflects the Corporation’s best estimate of the number of equity instruments that will ultimately vest. The income or loss for a period represents the movement in cumulative expense recognized as of the beginning and end of that period and the corresponding amount is represented in contributed surplus. At the end of each reporting period, the Corporation re-assesses its estimates of the number of awards that are expected to vest and recognizes the impact of the revisions in the interim statements of (loss) income and comprehensive (loss) income.

No expense is recognized for awards that do not ultimately vest, except for awards where vesting is conditional upon a market condition, which are treated as vesting irrespective of whether or not the market condition is satisfied provided that all other performance and/or service conditions are satisfied.

Where the terms of an equity settled award are modified, the minimum expense recognized is the grant date fair value of the unmodified award, provided the original terms of the award are met. An additional expense is recognized for any modification which increases the total fair value of the stock-based payment arrangement or is otherwise beneficial to the employee as measured at the date of modification. Where an award is cancelled by the Corporation or the counterparty, any remaining element of the fair value of the award is derecognized at that time through the interim statements of (loss) income and comprehensive (loss) income.

The dilutive effect of outstanding options is reflected as additional dilution in the computation of earnings per share.

(b) Warrants

The Corporation measures the fair value of Warrants issued using the quoted price as the Warrants are publicly traded. As the number of shares to be issued by the Corporation upon exercise of the Warrants is not fixed and fail the “fixed-for-fixed” criteria for equity classification, the Warrants have been classified as derivative liabilities to be measured at FVTPL.

Ayr Strategies Inc.

Notes to the Interim Financial Statements

For the Three and Nine Months Ended September 30, 2020 and 2019

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

3.17 Provisions

Provisions are recognized when the Corporation has a present obligation (legal or constructive) that has arisen as a result of a past event and it is probable that a future outflow of resources will be required to settle the obligation, provided that a reliable estimate can be made of the amount of the obligation. Provisions are measured at the present value of the expenditures expected to be required to settle the obligation using a pre-tax rate that reflects current market assessments of the time value of money and the risk specific to the obligation. The increase in the provision due to passage of time is recognized as interest expense.

3.18 Financial instruments

Recognition and initial measurement

Financial assets and financial liabilities, including derivatives, are recognized when the Corporation becomes a party to the contractual provisions of a financial instrument or non-financial derivative contract. All financial instruments are measured at fair value on initial recognition. Transaction costs that are directly attributable to the acquisition or issuance of financial assets and financial liabilities, other than financial assets and financial liabilities classified as FVTPL (as defined below), are added to or deducted from the fair value on initial recognition. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities classified as FVTPL are recognized immediately in the interim statements of (loss) income and comprehensive (loss) income.

Classification and subsequent measurement

The Corporation classifies financial assets, at the time of initial recognition, according to the Corporation’s business model for managing the financial assets and the contractual terms of the cash flows. Financial assets are classified in the following measurement categories:

a) amortized cost (“AC”);

b) fair value through profit or loss (“FVTPL”); and

c) fair value through other comprehensive income (“FVTOCI”).

Financial assets are subsequently measured at amortized cost if both the following conditions are met and they are not designated as FVTPL: a) the financial asset is held within a business model whose objective is to hold financial assets to collect contractual cash flows; and b) the contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

These assets are subsequently measured at amortized cost using the effective interest rate method, less any impairment, with gains and losses recognized in the interim statements of (loss) income and comprehensive (loss) income in the period that the asset is derecognized or impaired. All financial assets not classified as amortized cost as described above are measured at FVTPL or FVTOCI depending on the business model and cash flow characteristics. The Corporation has no financial assets measured at FVTOCI.

Financial liabilities are subsequently measured at amortized cost using the effective interest rate method with gains and losses recognized in the interim statements of (loss) income and comprehensive (loss) income in the period that the liability is derecognized, except for financial liabilities classified as FVTPL.

Refer to Note 19 for the classification and fair value (“FV”) level of financial instruments.

Ayr Strategies Inc.

Notes to the Interim Financial Statements

For the Three and Nine Months Ended September 30, 2020 and 2019

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

3.18 Financial instruments (continued)

Impairment of financial instruments – Expected credit losses (“ECL”)

For all financial assets recorded at amortized cost, the Corporation applies the simplified approach to provide expected credit losses prescribed by IFRS 9, which requires the use of the lifetime expected loss provision for all accounts receivable based on the Corporation’s historical default rates over the expected life of the accounts receivable and is adjusted for forward-looking estimates. The methodologies and assumptions, including, but not limited to, any forecasts of future economic conditions, credit ratings, and macro-economic factors, are reviewed regularly.

All individually significant loans receivable are assessed for impairment. All individually significant loans receivable found not to be specifically impaired are then collectively assessed for impairment. Loans receivables not individually significant are collectively assessed for impairment by grouping together loans receivable with similar risk characteristics.

ECL are calculated as the product of the probability of default, exposure at default and loss given default over the remaining expected life of the receivables. No ECL has been recorded by the Corporation as all receivables are expected to be collected and are not significant.

Derecognition

The Corporation derecognizes financial assets only when the contractual rights to cash flows from the financial assets expire, or when it transfers the financial assets and substantially all of the associated risks and rewards of ownership to another entity. Gains and losses on derecognition are recognized in the interim statements of (loss) income and comprehensive (loss) income.

The Corporation derecognizes financial liabilities only when its obligations under the financial liabilities are discharged, cancelled or expired. Generally, the difference between the carrying amount of the financial liability derecognized and the consideration paid and payable, including any non-cash assets transferred or liabilities assumed, is recognized in the interim statements of (loss) income and comprehensive (loss) income.

3.19 Foreign currency transactions

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions or valuation where items are re-measured. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the interim statements of (loss) income and comprehensive (loss) income.

The results and financial position of an entity that has a functional currency different from the presentation currency is translated into the presentation currency as follows:

•	assets and liabilities for each statement of financial position presented are translated at the closing rate at the date of that statement of financial position; and
•	income and expenses for each statement of loss are translated at average exchange rates (unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated as the rate on the dates of the transactions).

Ayr Strategies Inc.

Notes to the Interim Financial Statements

For the Three and Nine Months Ended September 30, 2020 and 2019

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

3.19 Foreign currency transactions (continued)

Effect of translation differences are accumulated and presented as a component of equity under accumulated other comprehensive income.

3.20 Taxation

The current income tax expense is based on taxable income for the period. Income tax payable is based on the income tax expense from the current and prior periods that has not been remitted. Taxable income differs from “(Loss) Income before income tax” as reported in the interim statements of (loss) income and comprehensive (loss) income because of items of income or expenses that are taxable or deductible in other years and items that are never taxable or deductible. Current income tax represents the expected income taxes recoverable (or payable) on taxable income for the period using income tax rates enacted or substantively enacted at the end of the reporting period and factors in any adjustments arising from prior years.

As the Corporation operates in the cannabis industry, it is subject to the limits of IRC Section 280E under which the Corporation is only allowed to deduct expenses included as cost of goods sold. This results in permanent book/tax differences for ordinary and necessary business expenses deemed non-allowable under IRC Section 280E. Therefore, the effective tax rate can be highly variable and may not necessarily correlate with pre-tax income or loss.

Deferred taxes are accounted for using the liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities in the interim financial statements and their respective tax bases. Deferred tax assets and liabilities are measured using enacted or substantively enacted tax rates in effect for the period in which those differences are expected to be recovered or settled.

The effect of a change in tax rates on deferred tax assets and liabilities is recognized in net (loss) income in the period that includes the substantive enactment date. A deferred tax asset is recognized initially when it is probable that future taxable income will be sufficient to use the related tax benefits and may be subsequently reduced, if necessary, to the extent that it is no longer probable that future taxable profits will be available. A deferred tax expense or benefit is recognized in accumulated other comprehensive income or otherwise directly in equity to the extent that it relates to items that are recognized in accumulated other comprehensive income or directly in equity in the same or a different period.

Provisions for taxes are made using the best estimate of the amount expected to be paid based on a qualitative assessment of all relevant factors. The Corporation reviews the adequacy of these provisions at the end of the reporting period. However, it is possible that at some future date an additional liability could result from audits by taxing authorities. Where the final outcome of these tax related matters is different from the amounts that were initially recorded, such differences will affect the tax provisions in the period in which such determination is made.

IFRIC Interpretation 23, Uncertainty over Income Tax Treatments, provides guidance on the accounting for current and deferred tax liabilities and assets in circumstances in which there is uncertainty over income tax treatments. As of September 30, 2020, the Corporation assessed for circumstances in which there is uncertainty over income tax treatments and has not recorded any uncertain tax positions.

Ayr Strategies Inc.

Notes to the Interim Financial Statements

For the Three and Nine Months Ended September 30, 2020 and 2019

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

3.21 Significant accounting judgments and estimates

The application of the Corporation’s accounting policies requires management to use estimates and judgments that can have a significant effect on the revenues, expenses, assets and liabilities recognized, and disclosures made in the interim financial statements.

Management’s best estimates concerning the future are based on the facts and circumstances available at the time estimates are made. Management uses historical experience, general economic conditions and assumptions regarding probable future outcomes as the basis for determining estimates. Estimates and their underlying assumptions are reviewed periodically, and the effects of any changes are recognized at that time. Actual results could differ from the estimates used.

The global pandemic outbreak of the novel strain of coronavirus (“COVID-19”) has resulted in governments worldwide enacting emergency measures to combat the spread of the virus. These measures, which include the implementation of travel bans, store closures, self-imposed quarantine periods and social distancing, may cause material disruption to businesses globally resulting in an economic slowdown. COVID-19 has cast uncertainty on the assumptions used by management in making its judgments and estimates. The full extent of the impact that COVID-19, including government and/or regulatory responses to the outbreak, will have on the Corporation is highly uncertain and difficult to predict at this time. Accordingly, there is a higher level of uncertainty with respect to management’s judgments and estimates.

The following areas require management’s critical estimates and judgments:

(a) Business combination

A business combination is a transaction or event in which an acquirer obtains control of one or more businesses and is accounted for using the acquisition method. The total consideration paid for the acquisition is the aggregate of the fair values of assets acquired, liabilities assumed, and equity instruments issued in exchange for control of the acquiree at the acquisition date. The acquisition date is the date when the Corporation obtains control of the acquiree. The identifiable assets acquired and liabilities assumed are recognized at their acquisition date fair values, except for deferred taxes and share-based payment awards, where IFRS provides exceptions to recording the amounts at fair value.

Goodwill represents the difference between total consideration paid and the fair value of the net identifiable assets acquired. Acquisition costs incurred are expensed to total expenses. Contingent consideration is measured at its acquisition date fair value and is included as part of the consideration transferred in a business combination, subject to the applicable terms and conditions.

Contingent consideration that is classified as equity is not remeasured at subsequent reporting dates and its subsequent settlement is accounted for within equity. Contingent consideration that is classified as an asset or a liability is remeasured at subsequent reporting dates in accordance with IFRS 9 with the corresponding gain or loss recognized in net (loss) income.

Based on the facts and circumstances that existed at the acquisition date, management will perform a valuation analysis to allocate the purchase price based on the fair values of the identifiable assets acquired and liabilities assumed on the acquisition date. Management has one year from the acquisition date to confirm and finalize the facts and circumstances that support the finalized fair value analysis and related purchase price allocation. Until such time, these values are provisionally reported and are subject to change. Changes to fair values and allocations are retrospectively adjusted in subsequent periods.

Ayr Strategies Inc.

Notes to the Interim Financial Statements

For the Three and Nine Months Ended September 30, 2020 and 2019

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

3.21 Significant accounting judgments and estimates (continued)

(a) Business combination (continued)

In determining the fair value of all identifiable assets acquired and liabilities assumed, the most significant estimates generally relate to contingent consideration and intangible assets. Management exercises judgment in estimating the probability and timing of when earn-outs are expected to be achieved, which is used as the basis for estimating fair value. Identified intangible assets are fair valued using appropriate valuation techniques which are generally based on a forecast of the total expected future net cash flows of the acquiree. Valuations are highly dependent on the inputs used and assumptions made by management regarding the future performance of these assets and any changes in the discount rate applied.

(b) Biological assets and inventory

In calculating the value of the biological assets and inventory, management is required to make a number of estimates, including estimating the stage of growth of the cannabis up to the point of harvest, harvesting costs, selling costs, average or expected selling prices and list prices, expected yields for the cannabis plants, and oil conversion factors. In calculating final inventory values, management compares the inventory costs to estimated net realizable value.

(c) Estimated useful lives and depreciation of property, plant and equipment

Depreciation of PPE is dependent upon estimates of useful lives, which are determined through the exercise of judgments. The assessment of any impairment of these assets is dependent upon estimates of recoverable amounts that take into account factors such as economic and market conditions and the useful lives of assets. The assessment of any impairment of these assets is dependent upon estimates of recoverable amounts that take into account factors such as economic and market conditions.

(d) Valuation, estimated life and impairment of intangible assets and goodwill

Management uses significant judgment in determining the fair value of intangible assets and goodwill, estimating the useful lives and impairment. Intangible assets that have indefinite useful lives are not subject to amortization and are tested annually for impairment, or more frequently if events or changes in circumstances indicate that they might be impaired.

The Corporation uses judgment in determining the grouping of assets by identifying CGUs for purposes of testing for impairment of goodwill and intangible assets. The Corporation’s estimate of CGUs or a group of CGUs recoverable amount based on value in use involves estimating future cash flows before taxes. Future cash flows are estimated based on multi-year extrapolation of the most recent historical actual results and budgets are calculated by discounting the final year in perpetuity.

(e) Goodwill impairment

When determining the recoverable amount of the CGU or CGUs to which goodwill is allocated, the Corporation relies on a number of factors, including historical results, business plans, forecasts and market data. Changes in the conditions for these judgments and estimates can significantly affect the recoverable amount.

Ayr Strategies Inc.

Notes to the Interim Financial Statements

For the Three and Nine Months Ended September 30, 2020 and 2019

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

3.21 Significant accounting judgments and estimates (continued)

(f) Leases

Each capitalized lease is evaluated to determine if the Corporation would exercise any of the renewal options offered. Several material factors are considered in determining if the renewal options would be exercised, such as length of the renewal, renewal rate, and ability to transfer locations. When measuring lease liabilities, the Corporation used discounted lease payments using a weighted-average rate in the range of 9.8% to 11.6% per annum. The weighted-average rate is based on the internal borrowing rate, which relies on judgments and estimates.

(g) Provisions and contingent liabilities

When the Corporation is more likely than not to incur an outflow of resources to settle an obligation and the amount can be reasonably estimated, a contingent liability is recorded. The contingent liability is recorded at management’s best estimates of the expenditure required to settle the obligation at period end, discounted to the present value, if material.

(h) Financial instruments

To determine the fair value of financial instruments, the Corporation develops assumptions and selects certain methods to perform the fair value calculations. Various methods considered include but are not limited to: (a) assigning the value attributed to the transaction at the time of origination; (b) re-measuring the instrument if it requires concurrent fair value measurement; and (c) valuing the instrument at the issuance value less any amortized costs. As judgment is a factor in determining the value and selecting a method, as well as, the inherent uncertainty in estimating the fair value, the valuation estimates may be different.

Application of the option pricing model requires estimates in expected dividend yields, expected volatility in the underlying assets and the expected life of the financial instruments. These estimates may ultimately be different from amounts subsequently realized, resulting in an overstatement or understatement of net (loss) income and comprehensive (loss) income.

(i) Expected credit loss

Management determines ECL by evaluating individual receivable balances and considering customers’ financial condition and current economic conditions. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded as income when received. All receivables are expected to be collected within one year of the year end.

(j) Income taxes

In assessing the probability of realizing income tax assets, management makes estimates related to the expectation of future taxable income, applicable tax planning opportunities, expected timing of reversals of existing temporary differences and the likelihood that the tax positions taken will be sustained upon examination by applicable tax authorities.

Ayr Strategies Inc.

Notes to the Interim Financial Statements

For the Three and Nine Months Ended September 30, 2020 and 2019

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

3.22 Change in accounting policy

Pursuant to completion of the Qualifying Transaction as explained in Note 1 to the interim financial statements, on May 24, 2019, the Corporation elected to change the presentation currency of its interim financial statements from CDN$ to US$, effective with the interim financial statements for the three and six months ended June 30, 2019.

The Board of Directors believe that US$ financial reporting provides more relevant presentation of the Corporation’s financial position, funding and treasury functions, financial performance and cash flows.

A change in presentation currency represents a change in accounting policy in terms of IAS 8 – Accounting Policies, Changes in Accounting Estimates and Errors, requiring the restatement of comparative information.

In accordance with IAS 21 – The Effects of Changes in Foreign Exchange Rates, the methodology followed in restating historical financial information from CDN$ to US$ is listed in Note 3.19.

The closing rate used in translating the historical financial information from CDN$ to US$ as of December 31, 2018 was $0.7330.

Ayr Strategies Inc.
Notes to the Interim Financial Statements
For the Three and Nine Months Ended September 30, 2020 and 2019

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

3.23 Change in accounting standards

Adoption of IFRS 16 – Leases (applied in 2019)

The Corporation adopted IFRS 16 on January 1, 2019. IFRS 16 introduced a single on-balance sheet accounting model for lessees which replaced IAS 17 - Leases (“IAS 17”). Leasing activity for the Corporation typically involves the leases of land or buildings to operate cannabis dispensaries, processing or cultivation facilities or corporate offices.

The Corporation previously classified leases as either operating or finance leases from the perspective of the lessee. Under IFRS 16, the Corporation recognizes right-of-use assets and lease liabilities for most leases. The Corporation adopted IFRS 16 using the modified retrospective cumulative catch-up approach beginning on January 1, 2019. Under this approach, the Corporation did not restate its comparative amounts and recognized a right-of-use asset equal to the present value of the future lease payments. The Corporation elected to apply the practical expedient to only transition contracts which were previously identified as leases under IAS 17, and also elected to not recognize right-of-use assets and lease liabilities for leases of low-value assets or short-term leases.

Adoption of IFRS 3 - Business combinations

The Corporation adopted IFRS 3 on January 1, 2020. IFRS 3 provides clarification on the definition of a business. The amendments permit a simplified assessment to determine whether a transaction should be accounted for as a business combination or as an asset acquisition. There was no impact on the interim financial statements.

Adoption of IAS 1 and 8 - Presentation of financial statements

The Corporation adopted IAS 1 and 8 on January 1, 2020. IAS 1 and 8 provide clarification on the definition of materiality and how it should be applied. The amendments also align the definition of material across International Financial Reporting Standards and other publications. There was no impact on the interim financial statements.

Standards and interpretations issued in the current period but not yet effective

There are no new standards issued but not yet effective as of January 1, 2020 that have a material impact to the Corporation’s interim financial statements.

Ayr Strategies Inc.
Notes to the Interim Financial Statements
For the Three and Nine Months Ended September 30, 2020 and 2019

4.	BUSINESS COMBINATION

As explained in Note 1 to the interim financial statements, on May 24, 2019 (the “acquisition date”), the Corporation completed its concurrent acquisitions of the target businesses of Washoe, Canopy, Sira, LivFree, and CannaPunch, which collectively constituted its Qualifying Transaction. Any summary information of certain material terms from definitive agreements, as amended, in respect of the acquisitions of Washoe, Canopy, Sira, LivFree, and CannaPunch (respectively, the “Washoe Agreement”, the “Canopy Agreement”, the “Sira Agreement”, the “LivFree Agreement”, and the “CannaPunch Agreement”, collectively the “Definitive Agreements”) is not exhaustive and is qualified in its entirety by reference to the terms of the Definitive Agreements, which may be found on Ayr’s profile on SEDAR at www.sedar.com.

Each of the acquisitions are subject to specific terms relating to the satisfaction of the purchase price by the Corporation and its wholly-owned subsidiary, CSAC AcquisitionCo, and incorporates payments in cash, shares, and debt as well as certain contingent considerations. The shares issued as consideration are non-voting exchangeable shares of CSAC AcquisitionCo (“Exchangeable Shares”) that are exchangeable on a one-for-one basis into an equal number of Subordinate Voting Shares of the Corporation. The Corporation treats the Exchangeable Shares as options with a value equal to a share of Subordinate Voting Shares, which represents the holder’s claim on the equity of the Corporation. In order to comply with certain contractual requirements of the acquisition, the Corporation and CSAC AcquisitionCo are required to maintain the economic equivalency of such Exchangeable Shares with the publicly traded Subordinate Voting Shares of the Corporation. This means the Exchangeable Shares are required to share the same economic benefits and retain the same proportionate ownership in the assets of the Corporation as the holders of the Corporation’s publicly traded Subordinate Voting Shares. The Corporation has presented these Exchangeable Shares as a part of shareholders’ equity within these interim financial statements due to (i) the fact that they are economically equivalent to the Corporation’s publicly traded Subordinate Voting Shares (ii) the holders of the Exchangeable Shares are subject to restrictions on transfer under United States securities laws, but may dispose of the Exchangeable Shares without such restriction by exchanging them for Subordinate Voting Shares of the Corporation. Changes in these assumptions would affect the presentation of the Exchangeable Shares from shareholders’ equity to non-controlling interests; however, there would be no impact on (loss) earnings per share.

The details of the purchase price consideration are summarized as follows:

	Cash $	Debt Payable $	Shares Issued $	Other $	Total $
Calculated Consideration	76,420,000	37,140,000	125,421,479	31,471,789	270,453,268

The purchase consideration consists of cash, debt, Exchangeable Shares, and other consideration. The other consideration includes a contingent cash payment based on certain milestones being met as detailed in the Sira Agreement, a payment for excess inventory as outlined in the Sira Agreement, and make-whole provisions as outlined in the Canopy Agreement and the Washoe Agreement.

Ayr obtained control, as defined in IFRS 10 for purposes of determining the consolidated basis of financial statement presentation, of Washoe, Canopy, and LivFree through separate operational and service agreements. Each operational and service agreement provides Ayr certain rights over the entities’ operations. Through these operational and service agreements, Ayr has the power to control relevant activities which affect the returns Ayr receives. As a result of the control, as defined in IFRS 10 for purposes of determining the consolidated basis of financial statement presentation, obtained through the operational and service agreements, these entities are consolidated on Ayr’s interim financial statements. As of September 30, 2020, Washoe, Canopy, and LivFree are awaiting state regulatory approval to transfer licenses to Ayr. See Note 3.1 for a breakout of the various management companies.

Ayr Strategies Inc.
Notes to the Interim Financial Statements
For the Three and Nine Months Ended September 30, 2020 and 2019

4.	BUSINESS COMBINATION (Continued)

The fair value of the identifiable assets acquired and liabilities assumed as of the acquisition date are as follows:

US$	Livfree $	Sira $	Cannapunch $	Washoe $	Canopy $	Total $
ASSETS ACQUIRED
Cash and cash equivalents	1,258,928	270,280	7,233	21,458	147,930	1,705,829
Accounts receivable	-	600,151	625,143	87,617	-	1,312,911
Inventory	2,670,057	9,671,814	552,040	4,500,213	1,618,639	19,012,763
Biological assets	-	1,996,642	-	1,763,516	-	3,760,158
Prepaid expenses and other assets	96,157	340,428	-	129,477	160,748	726,810
Intangible assets	105,000,000	57,000,000	2,390,000	22,800,000	10,750,000	197,940,000
Property, plant and equipment	1,640,418	9,090,090	486,100	9,070,645	1,217,736	21,504,989
Right-of-use assets	2,894,076	5,239,201	1,119,826	-	2,057,681	11,310,784
Due from related parties	-	-	-	-	784,733	784,733
Deposits	90,147	149,251	-	91,574	9,983	340,955
Total assets acquired at fair value	113,649,783	84,357,857	5,180,342	38,464,500	16,747,450	258,399,932

LIABILITIES ASSUMED
Trade payables	387,500	475,193	251,829	506,073	-	1,620,595
Accrued liabilities	1,176,088	970,418	46,972	100,412	520,453	2,814,343
Deferred tax liabilities	25,796,726	13,611,222	567,507	2,153,131	2,841,746	44,970,332
Advance from related parties	187,809	-	-	784,733	-	972,542
Lease obligations	2,520,437	6,514,038	1,083,189	-	2,553,502	12,671,166
Debts payable	120,000	13,054	-	9,180,808	421,128	9,734,990
Total liabilities assumed at fair value	30,188,560	21,583,925	1,949,497	12,725,157	6,336,829	72,783,968

Goodwill	39,779,584	16,399,143	13,971,953	8,121,569	6,565,055	84,837,304

Calculated purchase price	123,240,807	79,173,075	17,202,798	33,860,912	16,975,676	270,453,268

The goodwill recognized on acquisition is attributable mainly to the expected future growth potential and expanded customer base arising as a result of the completion of the Qualifying Transaction as explained in Note 1 to the interim financial statements. Goodwill has been allocated to the CGUs corresponding to each of the acquired businesses. None of the goodwill is expected to be deductible for income tax purposes. The Corporation tests the recoverability of its goodwill annually, or more frequently, if events or changes in circumstances indicate that they might be impaired. For further analysis on goodwill relating to the business combination, see Note 8.

Ayr Strategies Inc.
Notes to the Interim Financial Statements
For the Three and Nine Months Ended September 30, 2020 and 2019

4.	BUSINESS COMBINATION (Continued)

Sira Acquisition

Sira is a vertically-integrated cannabis company with cultivation, extraction, production, manufacturing, distribution and retail dispensary operations in Massachusetts. Sira operates its dispensaries in the medical market in Massachusetts.

Purchase consideration was comprised of the following:

		Shares	Value
Cash	i		$17,500,000
Debt Payable	ii		5,000,000
Shares Issued	iii	1,885,606	29,165,138
Contingent Consideration	iv		21,820,132
Inventory Payment	v		6,091,357
Working Capital Receivable	vi		(403,552)
Total		1,885,606	79,173,075

Pursuant to the terms of the Sira Agreement, Ayr satisfied the purchase price of $79.2 million for Sira through the following:

i.	$17.5 million of the Sira purchase price in the form of cash consideration;

ii.	$5.0 million of the Sira purchase price in the form of a promissory note payable;

iii.	$29.2 million of the Sira purchase price in the form of 1,885,606 Exchangeable Shares that are exchangeable on a one-for-one basis into an equal number of Subordinate Voting Shares of the Corporation. These shares have restrictions on their ability to be sold for twelve months (the “Sira Lock-Up Provision”);

iv.	A portion of the Sira purchase price is derived from an earn-out provision that may entitle the sellers to earn additional consideration, if certain milestones are achieved at Sira’s planned final cultivation facilities in Milford, MA over its first full year of operation;

v.	An amount equal to the fair market value of Sira’s inventory above a target level set at $800,000 (the “Inventory Payment”), pursuant to a formula specified in the Sira Agreement; and

vi.	Settlement following the final working capital adjustment.

One-third of the Inventory Payment, subject to a cap of $2,500,000, was paid on the Closing Date and is included in the cash consideration listed above. The remaining two-thirds is part of the current portion of purchase consideration payable as set out on the interim statements of financial position. As of August 31, 2020, the outstanding balance of $6,091,357 was further amended to adopt a monthly payment schedule ranging from 10-25 months based on certain milestones.

Ayr Strategies Inc.
Notes to the Interim Financial Statements
For the Three and Nine Months Ended September 30, 2020 and 2019

4.	BUSINESS COMBINATION (Continued)

Canopy Acquisition

Canopy is an owner and operator of cannabis dispensaries in Nevada, with an established footprint in Reno, Nevada. Canopy operates its dispensaries in both the medical and adult-use markets.

Purchase consideration was comprised of the following:

		Shares	Value
Cash	i		$7,000,000
Debt Payable	ii		4,500,000
Shares Issued	iii, iv	265,360	4,349,003
Make-Whole Provision	v		1,389,182
Working Capital Receivable	vi		(262,509)
Total		265,360	16,975,676

Pursuant to the terms of the Canopy Agreement, Ayr satisfied the purchase price of $17.0 million for Canopy through the following:

i.	$7.0 million of the Canopy purchase price in the form of cash consideration;

ii.	$4.5 million of the Canopy purchase price in the form of a promissory note payable;

iii.	$4.3 million of the Canopy purchase price in the form of 250,000 Exchangeable Shares that are exchangeable on a one-for-one basis into an equal number of Subordinate Voting Shares of the Corporation. These shares have restrictions on their ability to be sold for six to twelve months (the “Canopy Lock-Up Provision”);

iv.	An additional 15,360 Exchangeable Shares to Canopy pursuant to certain make-whole provisions (the “Canopy Make-Whole Provisions”);

v.	An additional 432,940 Exchangeable Shares to the Canopy sellers under the Canopy Make-Whole Provisions based on a formula specified therein relating to the market price of the Subordinate Voting Shares on certain specified dates; and

vi.	Settlement of the final working capital adjustment.

Ayr Strategies Inc.
Notes to the Interim Financial Statements
For the Three and Nine Months Ended September 30, 2020 and 2019

4.	BUSINESS COMBINATION (Continued)

Washoe Acquisition

Washoe is a Nevada-based cannabis company with cultivation, extraction, processing, manufacturing and distribution capabilities. Washoe operates in both the medical and adult-use segments of the Nevada cannabis market.

Purchase consideration was comprised of the following:

		Shares	Value
Cash	i		$21,670,000
Debt Payable	ii		5,640,000
Shares Issued	iii, iv	270,000	4,260,775
Make-Whole Provision	v		1,424,536
Working Capital Payable	vi		865,601
Total		270,000	33,860,912

Pursuant to the terms of the Washoe Agreement, Ayr satisfied the purchase price of $33.9 million for Washoe through the following:

i.	$21.7 million of the Washoe purchase price in the form of cash consideration;

ii.	$5.6 million of the Washoe purchase price in the form of a promissory note payable;

iii.	$4.3 million of the Washoe purchase price in the form of 256,364 Exchangeable Shares that are exchangeable on a one-for-one basis into an equal number of Subordinate Voting Shares of the Corporation. These shares have restrictions on their ability to be sold for six to twelve months (the “Washoe Lock-Up Provision”);

iv.	Pursuant to the terms of the Washoe Agreement, 13,636 Exchangeable Shares to a Washoe lender;

v.	An additional 571,479 Exchangeable Shares to the Washoe sellers pursuant to certain make-whole provisions (the “Washoe Make-Whole Provisions”) in the Washoe Agreement based on a formula specified therein relating to the market price of the Subordinate Voting Shares on certain specified dates; and

vi.	Settlement of the final working capital adjustment.

CSAC AcquisitionCo agreed to fund a bonus payment in the amount of $5,000,000 to various employees and consultants of Washoe; this amount is included in the cash consideration above.

Ayr Strategies Inc.
Notes to the Interim Financial Statements
For the Three and Nine Months Ended September 30, 2020 and 2019

4.	BUSINESS COMBINATION (Continued)

LivFree Acquisition

LivFree is a leading Nevada-based cannabis company with retail dispensary operations in Las Vegas and Reno, Nevada. LivFree operates in both the medical and adult-use segments of the Nevada cannabis market. LivFree operates three retail dispensaries where it sells products purchased in the wholesale market. LivFree has licenses to operate medical marijuana dispensary, cultivation, and production facilities, and adult-use marijuana retail dispensary and production facilities.

Purchase consideration was comprised of the following:

		Shares	Value
Cash	i		$29,500,000
Debt Payable	ii		20,000,000
Shares Issued	iii, iv	4,664,182	73,525,577
Working Capital Payable	v		215,230
Total		4,664,182	123,240,807

Pursuant to the terms of the LivFree Agreement, Ayr satisfied the purchase price of $123.2 million for LivFree through the following:

i.	$29.5 million of the LivFree purchase price in the form of cash consideration;

ii.	$20.0 million of the LivFree purchase price in the form of a promissory note payable;

iii.	$69.1 million of the LivFree purchase price in the form of 4,342,432 Exchangeable Shares that are exchangeable on a one-for-one basis into an equal number of Subordinate Voting Shares of the Corporation. These shares have restrictions on their ability to be sold for six to twelve months (the “LivFree Lock-Up Provision”);

iv.	$4.4 million of the LivFree purchase price, pursuant to an amendment to the definitive agreement in respect of the LivFree Acquisition, in the form of an additional 321,750 Exchangeable Shares to the LivFree sellers; and

v.	Settlement of the final working capital adjustment.

Ayr Strategies Inc.
Notes to the Interim Financial Statements
For the Three and Nine Months Ended September 30, 2020 and 2019

4.	BUSINESS COMBINATION (Continued)

CannaPunch Acquisition

CannaPunch possesses trade name and brand value and extracts raw cannabis plant material through a license agreement to create processed cannabis oil for use in vaporizer cartridges and pens or as an input into other infused products, as well as manufactures a variety of cannabis-infused products, including beverages, gummies, chocolates, CBD cream, and vaporizer pens.

Purchase consideration was comprised of the following:

		Shares	Value
Cash	i		$750,000
Debt Payable	ii		2,000,000
Shares Issued	iii, iv	898,739	14,120,986
Working Capital Payable	v		331,812
Total		898,739	17,202,798

Pursuant to the terms of the CannaPunch Agreement, Ayr satisfied the purchase price of $17.2 million for CannaPunch through the following:

i.	$0.8 million of the CannaPunch purchase price in the form of cash consideration;

ii.	$2.0 million of the CannaPunch purchase price in the form of a promissory note payable;

iii.	$13.7 million of the CannaPunch purchase price in the form of 866,668 Exchangeable Shares that are exchangeable on a one-for-one basis into an equal number of Subordinate Voting Shares of the Corporation. These shares have restrictions on their ability to be sold for six to twelve months (the “CannaPunch Lock-Up Provision”, and collectively with the Sira Lock-Up Provision, Canopy Lock-Up Provision, Washoe Lock-Up Provision and LivFree Lock-Up Provision, the “Lock-Up Provisions”, and each, a “Lock-Up Provision”);

iv.	$0.4 million of the CannaPunch purchase price, pursuant to an amendment to the definitive agreement in respect of the CannaPunch acquisition, in the form of an additional 32,071 Exchangeable Shares to the CannaPunch sellers; and

v.	Settlement of the final working capital adjustment.

Fair Value Considerations

The consideration has been allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The purchases have been accounted for by the acquisition method, with the results included in the Corporation’s net earnings from the date of acquisition.

The consideration that is subject to a Lock-Up Provision or that is payable under a make-whole provision is measured at fair value based on unobservable inputs and is considered a Level 3 measurement. The fair value was determined by the Corporation’s share price at the acquisition date and other inputs based on other observable market data. The earn-out provision in the Sira purchase agreement has been measured at fair value by taking a probability-weighted average of possible outcomes, as estimated by management, and discounting the payment to the acquisition date. Refer to Note 14 for the make-whole provision and contingent consideration fair value treatment subsequent to the acquisition.

Ayr Strategies Inc.
Notes to the Interim Financial Statements
For the Three and Nine Months Ended September 30, 2020 and 2019

4.	BUSINESS COMBINATION (Continued)

Goodwill and Intangibles

The goodwill balance reflects the benefits of an assembled workforce, expected earnings and future market development. These benefits were not recognized separately from goodwill because they do not meet the recognition criteria for identifiable intangible assets. Goodwill will not be amortized and will be reviewed for impairment on an annual basis. As of September 30, 2020, there are no such indicators that would necessitate a formal impairment assessment.

5.	INVENTORY

The Corporation’s inventory includes the following:

	September 30, 2020	December 31, 2019
	$	$
Work in process	22,820,985	6,226,109
Finished goods	3,057,009	257,399
Total cultivation and production inventory	25,877,994	6,483,508

Cannabis inventory at retail	4,865,071	5,245,010
Supplies and others	2,245,948	1,990,322
Total inventory	32,989,013	13,718,840

Amount of inventory included in cost of goods sold during the three and nine months ended September 30, 2020 and 2019 was $16,742,622 and $42,754,698, and $11,495,177 and $15,286,066, respectively. There were no inventory write-downs taken during the periods ended.

6.	BIOLOGICAL ASSETS

The continuity of biological assets is as follows:

	September 30, 2020	December 31, 2019
	$	$
Balance, at beginning of the period	2,935,144	-
Acquired on completion of Qualifying Transaction [Notes 1 & 4]	-	3,760,158
Changes in fair value less costs to sell due to biological transformation	44,574,730	10,108,105
Transferred to inventory upon harvest	(34,819,211)	(10,933,119)
Balance, at end of the period	12,690,663	2,935,144

The fair value of biological assets is categorized within Level 3 on the fair value hierarchy. The inputs and assumptions used in determining the fair value of biological assets as of September 30, 2020 and December 31, 2019 include:

•	The average number of weeks in the growing cycles were 18 weeks from propagation to harvest;

•	The average harvest yields from each cannabis plant were 192 and 233, respectively, grams per plant;

•	The biological assets were on average 57% and 53%, respectively, complete;

•	The average selling price of dry cannabis was $5.13 and $5.00, respectively per gram; and

•	The average costs to complete the cannabis process post-harvest and the costs to sell were $0.59 and $1.54, respectively, per gram.

Ayr Strategies Inc.
Notes to the Interim Financial Statements
For the Three and Nine Months Ended September 30, 2020 and 2019

6.	BIOLOGICAL ASSETS (Continued)

Significant unobservable assumptions used in the valuation of biological assets, including the sensitivities on changes in the key assumptions and their effect on the fair value of biological assets, are as follows:

Significant inputs or assumptions	Weighted average input		Sensitivity	Effect on fair value
	September 30, 2020	December 31, 2019		September 30, 2020	December 31, 2019
				$	$
Wholesale selling price of dry cannabis	$5.13	$5.00	Increase or decrease of 5%	774,547	209,858
Average yield per plant	192 Grams	233 Grams	Increase or decrease of 5%	678,687	157,663

The Corporation’s estimates are, by their nature, subject to change and differences from the anticipated yield will be reflected in the gain or loss on biological assets in future periods.

During the nine months ended September 30, 2020 and 2019, the Corporation’s biological assets produced 9,344,006 and 2,097,708 grams of dried cannabis, respectively.

7.	PROPERTY, PLANT AND EQUIPMENT

	Furniture and fixtures	Office equipment	Machinery and equipment	Auto and trucks	Buildings and leasehold improvements	Total
	$	$	$	$	$	$
Cost
As of December 31, 2019	923,391	312,486	1,871,195	130,298	34,878,639	38,116,009
Additions	60,555	102,616	167,019	59,253	3,708,693	4,098,136
As of September 30, 2020	983,946	415,102	2,038,214	189,551	38,587,332	42,214,145

Depreciation
As of December 31, 2019	94,140	41,736	118,375	13,978	694,919	963,148
Depreciation	135,951	73,192	178,309	29,201	1,479,362	1,896,015
As of September 30, 2020	230,091	114,928	296,684	43,179	2,174,281	2,859,163

Net book value
As of December 31, 2019	829,251	270,750	1,752,820	116,320	34,183,720	37,152,861
As of September 30, 2020	753,855	300,174	1,741,530	146,372	36,413,051	39,354,982

Cost
As of December 31, 2018	-	-	-	-	-	-
Acquired on completion of Qualifying Transaction [Notes 1 & 5]	722,346	255,127	1,472,366	64,137	18,991,013	21,504,989
Additions	201,045	57,359	398,829	66,161	15,887,626	16,611,020
As of December 31, 2019	923,391	312,486	1,871,195	130,298	34,878,639	38,116,009

Depreciation
As of December 31, 2018	-	-	-	-	-	-
Depreciation	94,140	41,736	118,375	13,978	694,919	963,148
As of December 31, 2019	94,140	41,736	118,375	13,978	694,919	963,148

Net book value
As of December 31, 2018	-	-	-	-	-	-
As of December 31, 2019	829,251	270,750	1,752,820	116,320	34,183,720	37,152,861

As of September 30, 2020 and December 31, 2019, buildings and leasehold improvements include assets under construction of $1,689,808, and $17,146,625, respectively.

Ayr Strategies Inc.
Notes to the Interim Financial Statements
For the Three and Nine Months Ended September 30, 2020 and 2019

7.	PROPERTY, PLANT AND EQUIPMENT (Continued)

Depreciation expense relating to PPE for the three and nine months ended September 30, 2020 and 2019:

	Three Months Ended		Nine Months Ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
	$	$	$	$
Cost of goods sold	654,251	356,248	1,365,873	474,845
Expenses	139,464	98,381	530,143	136,066
Total depreciation relating to PPE	793,715	454,629	1,896,016	610,911

8.	GOODWILL AND INTANGIBLE ASSETS

Goodwill

As explained in Note 1 and Note 4, the Corporation recognized goodwill of $84,837,304 when the Corporation completed the Qualifying Transaction on the Acquisition Date. This goodwill represents the excess purchase price paid by the Corporation over the fair value of net tangible and intangible assets identified in the calculated purchase price. The Corporation tests the recoverability of its goodwill annually, or more frequently if events or changes in circumstances indicate that they might be impaired. Goodwill recoverability is tested based on the higher of FVLCD and the value in use model. The FVLCD analysis is performed by using the income method which involves discounting expected future cash flows. Impairment testing involves determining the recoverable amount of the CGU group to which goodwill is allocated and comparing this to the carrying value of the CGU groups. The Corporation grouped CGUs for testing at the state level based on the CGUs expected to benefit from synergies of the business combination.

Intangible Assets

Amortization expense is in cost of goods sold and total expenses. The amount in cost of goods sold for the three and nine months ended September 30, 2020 and 2019 was $380,000 and $1,140,000 and $Nil and $Nil, respectively. The following table represents intangible assets:

	Useful Life # (Years)	September 30, 2020 $	December 31, 2019 $
Cost
Licenses	15	22,000,000	22,000,000
Right-to-use licenses	15	138,950,000	138,550,000
Host community agreements	15	35,000,000	35,000,000
Trade name / brand	5	2,390,000	2,390,000
		198,340,000	197,940,000
Accumulated amortization
Licenses	15	1,983,154	883,154
Right-to-use licenses	15	12,489,364	5,561,864
Host community agreements	15	3,155,018	1,405,018
Trade name / brand	5	646,328	287,828
		18,273,864	8,137,864
Net book value
Licenses	15	20,016,846	21,116,846
Right-to-use licenses	15	126,460,636	132,988,136
Host community agreements	15	31,844,982	33,594,982
Trade name / brand	5	1,743,672	2,102,172
Total net book value as of		180,066,136	189,802,136

Ayr Strategies Inc.
Notes to the Interim Financial Statements
For the Three and Nine Months Ended September 30, 2020 and 2019

9.	RIGHT-OF-USE ASSETS AND LEASE OBLIGATIONS

	Right-of-use assets	Lease obligations
	$	$
As of December 31, 2019	12,315,417	14,121,145
New leases and re-valuation	867,549	867,726
Less: depreciation and repayment	(1,387,367)	(893,731)
Net book value as of September 30, 2020	11,795,599	14,095,140

Interest expense relating to lease obligations for the three and nine months ended September 30, 2020 and 2019:

	Three Months Ended		Nine Months Ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
	$	$	$	$
Cost of goods sold	146,667	-	372,622	-
Other income (expense)	210,889	323,991	663,959	424,571
Total interest expense relating to lease obligations	357,556	323,991	1,036,581	424,571

Depreciation relating to right-of-use assets for the three and nine months ended September 30, 2020 and 2019:

	Three Months Ended		Nine Months Ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
	$	$	$	$
Cost of goods sold	87,838	119,666	268,217	159,555
Expenses	383,847	184,626	1,119,150	239,729
Total depreciation relating to right-of-use assets	471,685	304,292	1,387,367	399,284

As of September 30, 2020 and December 31, 2019, the current and long-term lease obligations were $1,117,605 and $12,977,535, and $1,087,835 and $13,033,310, respectively. Also refer to Note 3.23 (Adoption of IFRS 16 – “Leases”).

The following table presents the contractual undiscounted cash flows for lease obligations as of September 30, 2020:

$
2020	695,372
2021	2,435,091
2022	2,337,060
2023	2,386,671
2024	2,379,337
2025	2,091,594
2026 and beyond	14,111,173
Total undiscounted lease obligations	26,436,298
Impact of discounting	(12,341,158)
Total lease obligations	14,095,140

Ayr Strategies Inc.
Notes to the Interim Financial Statements
For the Three and Nine Months Ended September 30, 2020 and 2019

10.	EQUITY INVESTMENTS

The Corporation has a 40% interest in Green Garden, LLC (“Green Garden”) and a 49% interest in Land of Lincoln Dispensary LLC (“Lincoln”). Management has concluded that the current interests do not provide control to the Corporation. Accordingly, the Green Garden and Lincoln investments have been accounted for using the equity method. The Lincoln acquisition occurred on December 29, 2019 and has had no operating activity for the three and nine months ended September 30, 2020. The following table relates to the Corporation’s investment in Green Garden as of September 30, 2020 and December 31, 2019:

	September 30, 2020	December 31, 2019
	$	$
Balance at the beginning of the period	427,399	-
Investment	91,700	500,000
Share of loss	(31,382)	(72,601)
Net book value, as of	487,717	427,399

The following table presents a summary of the statements of financial position and operations of Green Garden:

	September 30, 2020	December 31, 2019
	$	$
Current assets	2,763	27,218
Non-current assets	-	-
Current liabilities	-	-
Revenue	-	-
Loss	(78,456)	(181,501)

11.	RELATED PARTY TRANSACTIONS AND BALANCES

Related parties are defined as management and members of the Corporation and/or members of their immediate family and/or other companies and/or entities in which a board member or senior officer is a principal owner or senior executive. Other than disclosed elsewhere in the interim financial statements, related party transactions and balances are as follows:

Mercer Park, L.P. entered into a management agreement with the Corporation dated May 24, 2019. As of September 30, 2020 and December 31, 2019, $58,083 and $48,008 was included in prepaid expenses as an advance for these services. Included in expenses for the three and nine months ended September 30, 2020, are management fees of $1,157,679 and $3,479,939 that are included in general and administrative expenses and embedded lease fees of $111,009 and $304,504 that are included in depreciation and interest expense, respectively. The management fee is paid monthly and varies based on actual costs incurred by the related entity when providing the Corporation administrative support, management services, office space, and utilities. In addition, the management fees pay other corporate or centralized expenses based on actual cost, including but not limited to legal and professional fees, software, and insurance. The agreement is a month-to-month arrangement.

As of September 30, 2020 and December 31, 2019, Mercer Park Brand Acquisition Corp. (“Brand”), a SPAC that has limited services shared with the Corporation, owed to Ayr $85,000. This amount is included in due from related parties.

During the three and nine months ended September 30, 2020, the Corporation incurred fees from Panther Residential Management, LLC (“Panther”), a company partially owned by a board member of Ayr. The total incurred fees were $25,500 and $76,500 of office expenses, $112,500 and $337,500 of rental fees, and $1,062 and $3,557 of interest expense and $5,332 and $15,996 of depreciation related to an office lease, respectively.

During the three and nine months ended September 30, 2020, the Corporation incurred fees from JOCHCO Investments, LLC (JOCHCO), a company owned by certain former owners of Washoe. The total incurred fees are $34,719 and $106,399 of interest expense and $23,773 and $71,319 of depreciation related to a dispensary lease, respectively.

Ayr Strategies Inc.
Notes to the Interim Financial Statements
For the Three and Nine Months Ended September 30, 2020 and 2019

11. RELATED PARTY TRANSACTIONS AND BALANCES (Continued)

Directors and officers of the Corporation are considered key members of management. Compensation for the directors and officers in the respective periods were comprised of:

	Three Months Ended		Nine Months Ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
	$	$	$	$
Compensation and benefits, included in management fee	656,250	369,148	1,655,000	471,504
Stock-based compensation, non-cash	4,700,795	11,062,444	25,949,556	15,582,582
Total compensation	5,357,045	11,431,592	27,604,556	16,054,086

Refer to Note 12 and 17 for additional information around the debts payable and non-cash stock-based compensation plan and calculation, respectively, for the three and nine months ended September 30, 2020 and 2019.

12. DEBTS PAYABLE

Debts payable $
As of December 31, 2019	43,995,661
Incurred	-
Less: repayment	(3,282,737)
Total debts payable as of September 30, 2020	40,712,924
Total accrued interest payable related to debts payable as of September 30, 2020	1,894,747

The details of debts payable were as follows:

	September 30, 2020
	Related party debt	Non-related party debt	Total debt
	$	$	$
Principal payments	37,929,745	2,783,179	40,712,924
Less: current portion	8,465,496	443,324	8,908,820
Total non-current debt	29,464,249	2,339,855	31,804,104

The following table presents the future debt obligation as of September 30, 2020:

Future debt obligations (per year)	$
2020	2,589,809
2021	8,387,312
2022	5,611,722
2023	1,511,532
2024	22,612,549
Total debt obligations	40,712,924

As part of the Qualifying Transaction, the Corporation issued and assumed notes with related and non-related parties. The related party notes are considered part of the purchase price to the former shareholders of the acquired businesses. As a result of the Qualifying Transaction, several of these individual shareholders are now considered related parties of the Corporation across various roles including directors, officers, and shareholders.

Pursuant to the Sira Agreement, the Corporation issued a related-party promissory note in the amount of $5,000,000 to a lender of Sira that is secured by a first-priority security interest over all the assets of Sira. The note matures five years from the closing date with a 6% annual interest rate. In addition, the Corporation agreed to assume a non-related party loan of $29,393 that matures on November 10, 2020 with a 5.49% annual interest rate. Total balance assumed was $13,053.

Ayr Strategies Inc.
Notes to the Interim Financial Statements
For the Three and Nine Months Ended September 30, 2020 and 2019

12. DEBTS PAYABLE (Continued)

Pursuant to the Canopy Agreement, the Corporation issued a related-party promissory note in the amount of $4,500,000 to Canopy that is secured by a first-priority security interest over all the assets of Canopy. The note matures five years from the closing date with a 6% annual interest rate. In addition, the Corporation agreed to assume a non-related party loan of $421,128 that matures on October 1, 2020 with a 7% annual interest rate. The assumed loan was amended in June 2020 to mature on February 1, 2021 with a 10% annual interest rate.

Pursuant to the Washoe Agreement, the Corporation issued a related-party promissory note in the amount of $5,640,000 to the former members of Washoe that is secured by a first-priority security interest over all the assets of Washoe. The note matures three years from the closing date with a 6% annual interest rate. In addition, the Corporation agreed to assume a related-party member loan that has $6,561,818 remaining, secured by an all-assets security interest over all assets of Washoe that matures three years from the closing date with a 6% interest rate. The note was amended in March 2020 to increase the interest rate to 7% in exchange for a three month deferral of principal. The Corporation also agreed to assume non-related party notes of $2,525,000 and $190,000 that mature on September 1, 2022 and July 23, 2023 with 5% and 6% annual interest rates, respectively; both are secured by real property owned by Washoe or its subsidiaries. Total balances assumed were $2,397,152 and $190,000, respectively.

Pursuant to the LivFree Agreement, the Corporation issued a related-party promissory note in the amount of $20,000,000 to the former members of LivFree that is secured by a first-priority security interest over all the assets of LivFree. The note matures five years from the closing date with a 6% annual interest rate.

Pursuant to the CannaPunch Agreement, the Corporation issued a related-party promissory note in the amount of $2,000,000 to the former members of CannaPunch that is secured by a first-priority security interest over all the assets of CannaPunch. The note matures five years from the closing date with a 6% annual interest rate.

Interest expense associated with related party debt payable for the three and nine months ended September 30, 2020 and 2019, was $594,387 and $1,816,778, and $649,792 and $915,594, respectively.

13. SHARE CAPITAL

The authorized share capital of the Corporation is comprised of the following:

Unlimited number of Subordinate Voting Shares

•	1 vote per share.
•	Class A Restricted Voting Shares were automatically converted into Subordinate Voting Shares on the date of the Qualifying Transaction.
•	Trading on the CSE under the symbol “AYR.A” and the OTC under the symbol “AYRSF”.

Ayr Strategies Inc.
Notes to the Interim Financial Statements
For the Three and Nine Months Ended September 30, 2020 and 2019

13. SHARE CAPITAL (Continued)

Unlimited Number of Multiple Voting Shares

•	25 votes per share.
•	Convertible into Subordinate Voting Shares on a one-for-one basis. The shares are mandatorily converted into Subordinate Voting Shares at the earlier of: (i) the date on which the aggregate number of Multiple Voting Shares has been reduced to less than 33 1/3% of those issued and outstanding on the first date of issuance thereof, and (ii) the date that is five years from the date of closing of the Qualifying Transaction.
•	Class B Shares were automatically converted into Multiple Voting Shares on the date of the Qualifying Transaction.
•	Not traded on the CSE.

A summary of the outstanding share capital of the Corporation as of September 30, 2020 is comprised of the activity below. Refer to Note 4 for additional information regarding the total shares outstanding as of September 30, 2020. For additional shares reserved for issuance refer to Note 14 for disclosures on the Warrants and make-whole provision as well as Note 17 for stock-based compensation.

Initial Public Offering

On December 21, 2017, the Corporation completed its Offering and issued the following:

•	12,500,000 Class A Restricted Voting Units, along with 975,000 Class A Restricted Voting Units granted to the Underwriter, totaling 13,475,000 Class A Restricted Voting Units.
•	3,696,486 Class B Shares to the Sponsor net of transaction costs and forfeitures.

Qualifying Transaction

On May 24, 2019, the Corporation completed its Qualifying Transaction. As a result,

•	13,475,000 Class A Restricted Voting Shares, which were previously classified as liabilities, were converted into Subordinate Voting Shares unless redeemed. 1,000 of the Class A Restricted Voting shares were redeemed, reducing the unredeemed Class A Restricted Voting Shares from 13,475,000 to 13,474,000.
•	3,696,486 Class B Shares were converted into Multiple Voting Shares.
•	7,983,887 non-voting Exchangeable Shares of CSAC AcquisitionCo were issued as part of the purchase consideration of the Qualifying Transaction.

Ayr Strategies Inc.

Notes to the Interim Financial Statements

For the Three and Nine Months Ended September 30, 2020 and 2019

13. SHARE CAPITAL (Continued)

Post Qualifying Transaction

The following activity occurred subsequent to the Qualifying Transaction:

•	340,200 Subordinate Voting Shares were issued in connection with the exercise of Warrants.

•	389,905 non-voting Exchangeable Shares were issued as part of the make-whole provision liability as of November 20, 2019 and 614,515 non-voting Exchangeable Shares were issued as part of the make-whole provision liability on May 18, 2020.

•	1,222,064 Subordinate Voting Shares were issued in connection with the conversion of 12,220,640 Rights, which were each redeemed for one tenth (1/10) of one Subordinate Voting Share as of September 30, 2020.

•	On October 1, 2019, the Corporation commenced a stock repurchase program to purchase up to 5% of the total issued and outstanding Subordinate Voting Shares during each twelve-month period through the facilities of the CSE and other marketplaces. 7,400 Subordinate Voting Shares were repurchased and cancelled, and 63,800 Subordinate Voting Shares were repurchased and are held by the Corporation as treasury shares, under the stock repurchase program as of September 30, 2020.

•	2,940,337 Exchangeable Shares were converted into Subordinate Voting Shares as of September 30, 2020.

As of September 30, 2020, the Corporation had 1,516,548 Rights outstanding which can each be redeemed for one tenth (1/10) of one Subordinate Voting Share, for no additional consideration. During the nine months ended September 30, 2020, the Corporation had 1,623,790 Rights redeemed.

14. DERIVATIVE LIABILITIES

Fair value of Warrants

As of September 30, 2020 and December 31, 2019, the Corporation had 16,018,858 and 16,060,858, respectively, Warrants issued and outstanding, which are each exercisable, on a one-for-one basis, into Subordinate Voting Shares.

Each Warrant became exercisable for one Subordinate Voting Share, at a price of CDN$11.50 per share, commencing 65 days after the completion of the Qualifying Transaction (subject to adjustments, as further described below), and will expire on the day that is five years after the completion of the Qualifying Transaction (being May 24, 2024), or may expire earlier if the expiry date of the Warrants is accelerated.

Warrants - Issued and Outstanding

	Number	Amount
	#	$
Balance as of December 31, 2018	16,359,058	23,983,372
Exercise of Warrants	(298,200)	(916,389)
Fair value and foreign currency adjustments		13,807,141
Balance as of December 31, 2019	16,060,858	36,874,124

Exercise of Warrants	(42,000)	(68,224)
Fair value and foreign currency adjustments		28,324,470
Balance as of September 30, 2020	16,018,858	65,130,370

The Warrants’ bid price as of September 30, 2020 and December 31, 2019 was $4.07 (CDN$5.44) and $2.30 (CDN$3.00), respectively.

Ayr Strategies Inc.

Notes to the Interim Financial Statements

For the Three and Nine Months Ended September 30, 2020 and 2019

14. DERIVATIVE LIABILITIES (Continued)

Make-Whole Provision and Contingent Consideration

As part of the purchase price of the Qualifying Transaction, the Corporation entered into make-whole provisions relating to the Exchangeable Shares issued. The Corporation uses a Monte-Carlo simulation model to estimate the fair value of the make-whole provision liability. Upon initial recognition, the Corporation recorded a derivative liability of $2,813,718. On November 20, 2019, the Corporation issued a total of 389,905 Exchangeable Shares with a value of $3,245,180 as a partial settlement of the make-whole liability. On May 18, 2020, the Corporation issued the remaining shares related to the make-whole liability, a total of 614,515 Exchangeable Shares with a value of $3,765,927. As of September 30, 2020 and December 31, 2019, the Corporation revalued the make-whole provision for a value of $nil and $3,540,803, respectively, which is included in purchase consideration payable on the interim statements of financial position.

The earn-out provision related to the acquisition of Sira is measured at fair value by taking a probability-weighted average of possible outcomes, as estimated by management, and discounting the payment to a present value. Upon initial recognition, the fair value of the liability was recorded as $21,821,132. As of September 30, 2020 and December 31, 2019, the fair value of the contingent consideration was $23,744,258 and $22,656,980, respectively.

The fair value adjustment relating to derivative liabilities has been reflected in the interim financial statements under “Unrealized (loss) gain - changes to fair value of financial liabilities” as detailed below:

	Three Months Ended		Nine Months Ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
	$	$	$	$
(Loss) Gain from FV adjustment on Warrants	(37,842,107)	43,886,295	(28,008,959)	(17,092,093)
Loss from FV adjustment on Class A Restricted Voting Shares	-	(3,458,987)	-	(101,455,740)
Loss from FV adjustment on make-whole provision	-	-	(225,125)	(3,458,987)
Loss from FV adjustment on contingent consideration	(368,102)	-	(1,087,276)	-
Total	(38,210,209)	40,427,308	(29,321,360)	(122,006,820)

15. CAPITAL MANAGEMENT

The Corporation’s objectives when managing capital are to ensure sufficient liquidity to support its financial obligations and to execute its operating and strategic plans, managing healthy liquidity reserves and access to capital.

The Corporation manages its capital structure and makes adjustments to it based on the funds available to the Corporation in order to support business development. The directors do not establish quantitative return on capital criteria for management, but rather rely on the expertise of the Corporation’s management to sustain future development of the business. In order to carry out the planned business development and pay for administrative costs, the Corporation will spend its existing working capital and seek to raise additional amounts, as needed. There were no changes in the Corporation’s approach to capital management during the periods ended September 30, 2020 and December 31, 2019. The Corporation is not subject to externally imposed capital requirements apart from the need to maintain its listing in accordance with stock exchange requirements.

The Corporation raises capital, as necessary, to meet its needs and take advantage of perceived opportunities and, therefore, does not have a numeric target for its capital structure. Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Corporation, is reasonable. The Corporation plans to use existing funds, as well as funds from the future sale of products, to fund operations and expansion activities. However, the Corporation may attempt to issue new shares or issue new debt for acquisitions. There can be no assurance that the Corporation will be able to continue raising capital in this manner.

Ayr Strategies Inc.

Notes to the Interim Financial Statements

For the Three and Nine Months Ended September 30, 2020 and 2019

16. GENERAL AND ADMINISTRATIVE

General and administrative expenses were comprised of:

	Three Months Ended		Nine Months Ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
	$	$	$	$
Public company filing and listing costs	105,058	27,272	196,191	26,112
Compensation and benefits	3,945,958	3,553,444	11,771,087	4,855,012
Rent and utilities	165,876	292,516	726,749	354,027
Taxes and licenses	1,048,704	683,251	2,714,958	887,045
Professional and consulting fees	899,899	1,515,436	2,627,306	1,835,176
Office expenses	435,471	420,481	1,045,870	675,808
Computer, software, and internet expenses	177,709	113,792	568,847	139,198
Bank charges and fees	144,416	76,418	393,608	106,395
Insurance	637,812	528,229	1,565,882	681,810
Security	414,764	281,019	1,108,355	394,093
Management fee	1,157,679	905,334	3,479,939	996,697
Travel, meals, and entertainment	87,577	-	220,483	-
Other	98,994	439,742	665,582	836,809
Total	9,319,917	8,836,934	27,084,857	11,788,182

17. STOCK-BASED COMPENSATION

In connection with the Qualifying Transaction the Corporation has adopted an Equity Incentive Plan (“the Plan”), which allows the Corporation to compensate qualifying plan participants through stock-based arrangements and provide them with opportunities for stock ownership in the Corporation, thereby aligning the interests of such persons with the Corporation’s shareholders. Under the Plan the Corporation may grant stock options, restricted stock units, performance compensation awards, and unrestricted stock bonuses or purchases. There were no issuances of vested shares from the Plan as of September 30, 2020 and December 31, 2019.

In addition, CSAC AcquisitionCo established a Restricted Stock Plan (the “AcquisitionCo Plan”) to facilitate the granting of restricted Exchangeable Shares. Any shares issued under the AcquisitionCo Plan will reduce the number of Subordinate Voting Shares that may be awarded under the Equity Incentive Plan on a one-for-one basis.

During the three and nine months ended September 30, 2020, the Corporation recognized stock-based compensation expense of $4,700,795 and $25,949,556 relating to the 2019 issuance of 3,837,150 and 2020 issuance of 400,000 restricted Exchangeable Shares. During the three and nine months ended September 30, 2019, the Corporation recognized a stock-based compensation expense of $11,062,444 and $15,582,582 relating to the 2019 issuance of restricted Exchangeable Shares. The stock-based compensation expense is based on the Corporation’s share price on the date of the grant. The restricted Exchangeable Shares vest over a two to three year period. During the three and nine months ended September 30, 2020, there were no forfeitures of Exchangeable Shares.

18. COMMITMENTS AND CONTINGENCIES

Contingencies

The Corporation’s operations are subject to a variety of local and state regulations. Failure to comply with one or more of those regulations could result in fines, restrictions on its operations, or losses of permits and/or licenses that could result in the Corporation ceasing operations. While management of the Corporation believes that the Corporation is in compliance, in all material respects, with applicable local and state regulations as of September 30, 2020, cannabis regulations continue to evolve and are subject to differing interpretations. As a result, the Corporation may be subject to regulatory fines, penalties, or restrictions in the future.

Ayr Strategies Inc.

Notes to the Interim Financial Statements

For the Three and Nine Months Ended September 30, 2020 and 2019

18. COMMITMENTS AND CONTINGENCIES (Continued)

Claims and Litigation

From time to time, the Corporation may be involved in litigation relating to claims arising out of operations in the normal course of business. As of September 30, 2020, there were no material pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of the Corporation’s operations. There are also no proceedings in which any of the Corporation’s directors, officers or affiliates are an adverse party or have a material interest adverse to the Corporation’s interest.

Acquisitions – Definitive Agreements and Term Sheets

Massachusetts

On February 26, 2020, the Corporation entered a binding term sheet with Eskar Holdings, LLC, to acquire 100% of the membership interests in Eskar Holdings LLC. Subsequent to the signing of the term sheet, the Corporation entered both a definitive membership interest purchase agreement and purchase and sale agreement. Pursuant to the agreements, the Corporation will be acquiring rights to legally open and operate a adult-use cannabis licensed retail store along with the purchase of the property located in the Town of Watertown, Massachusetts. The Corporation has agreed to pay a purchase price consisting of $1 million cash and 4% non-voting interest in the net profits of Eskar Holdings, LLC. In addition, for the purchase of the property the Corporation has agreed to pay a purchase price of $5 million cash. The closing of the acquisition is subject to, among other things, issuance of the Host Community Agreement and regulatory approval.

Pennsylvania

On August 25, 2020, the Corporation entered a binding term sheet to acquire 100% of the membership interests in CannTech PA, LLC. Pursuant to the term sheet, the Corporation will be acquiring rights to legally operate six retail dispensaries along with a 143,000 square foot cultivation and production facility. CannTech PA, LLC operates in the medical cannabis market in Pennsylvania. The Corporation has agreed to pay a purchase price consisting of cash, debt, Exchangeable Shares, and other consideration totaling an aggregate value of approximately $57 million. The purchase price is inclusive of $2.4 million of bridge financing and a $600,000 deposit the Corporation has provided to the target company during the three months ended September 30, 2020. The term sheet is a binding agreement with respect to the terms and conditions and intended to serve as an outline of the proposed principal terms and conditions to be included in the final membership interest purchase agreement documents. In addition, the Corporation will on closing receive an option to acquire certain real estate at its fair market value.

On September 30, 2020, the Corporation entered a definitive purchase agreement to acquire 100% of the membership interests in DocHouse LLC. Pursuant to the membership interest purchase agreement, the Corporation will be acquiring rights to operate a grower and processer permit in the medical cannabis market in Pennsylvania. In addition, the real property where the partially completed 38,400 square foot licensed facility is to be operated will be assigned to DocHouse LLC immediately after closing by a related party of DocHouse LLC. The Corporation has agreed to pay a purchase price of cash, deferred cash, debt and Subordinate Voting Shares totaling an aggregate value of approximately $21 million, which includes the transfer of real property. The purchase price is inclusive of bridge financing up to $3 million that the Corporation will provide to the target company.

Ayr Strategies Inc.

Notes to the Interim Financial Statements

For the Three and Nine Months Ended September 30, 2020 and 2019

18. COMMITMENTS AND CONTINGENCIES (Continued)

Acquisitions – Definitive Agreements and Term Sheets (continued)

Ohio

On September 20, 2020, the Corporation entered a non-binding term sheet with Copperstate Farms, LLC to acquire 100% of the membership interests in Greenlight Management, LLC. Pursuant to the term sheet, the Corporation will be acquiring rights to exclusively manage the operations of Parma Wellness Center LLC, a recipient of a Tier 1 Cultivator Provisional License in the medical cannabis market in Ohio.

In addition, the Corporation will be acquiring 100% of the membership interests in Greenlight Holdings, LLC which owns the land and building where the 58,000 square foot facility in which the licensed entity operates. The Corporation has agreed to pay a purchase price consisting of cash, an escrow deposit and convertible secured promissory note totaling an aggregate value of $17 million. The escrow deposit of $500,000 was paid subsequent to the signing of the term sheet.

On September 30, 2020, the Corporation entered an asset purchase agreement with Vireo Health International, Inc. and its affiliated company, Ohio Medical Solutions, LLC, to acquire a 9,000 square foot medical marijuana processor facility that is licensed as part of the Ohio medical cannabis program. The aggregate purchase price for the assets is approximately $1.2 million of cash.

The closing for all acquisitions is subject to, among other things, regulatory approval and due diligence. As of September 30, 2020, the acquisitions have not closed.

19. FINANCIAL RISK FACTORS

(a) Fair Value

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either in the principal market for the asset or liability or, in the absence of a principal market, in the most advantageous market for the asset or liability. The principal or the most advantageous market must be accessible by the Corporation.

The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest. A fair value measurement of a non-financial asset takes into account a market participant's ability to generate economic benefits from the asset’s highest and best use or by selling it to another market participant that would utilize the asset in its highest and best use.

The Corporation uses valuation techniques that are considered to be appropriate in the circumstances and for which there is sufficient data with unobservable inputs.

Ayr Strategies Inc.

Notes to the Interim Financial Statements

For the Three and Nine Months Ended September 30, 2020 and 2019

19. FINANCIAL RISK FACTORS (Continued)

(a) Fair Value (continued)

All assets and liabilities for which fair value is measured or disclosed in the interim financial statements are categorized within the fair value hierarchy. This is described, as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

• Level 1 inputs are quoted prices in active markets for identical assets or liabilities at the measurement date.

• Level 2 inputs are observable inputs other than quoted prices included within Level 1, such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical assets or liabilities in markets that are not active, or other inputs that are observable directly or indirectly.

• Level 3 inputs are unobservable inputs for the asset or liability that reflect the reporting entity’s own assumptions and are not based on observable market data.

The hierarchy used to fair value the financial instruments as of September 30, 2020 and December 31, 2019 were as follows:

•	Level 1: Cash and cash equivalents, deposits, and warrant liability

•	Level 2: None

•	Level 3: Make-whole provisions and contingent consideration issued as purchase consideration relating to business combinations

There were no transfers between levels in the hierarchy. For financial assets and liabilities not measured at fair value, their carrying value is considered to approximate fair value due to their market terms.

	Carrying values
Financial assets	FVTPL	AC	Total
September 30, 2020	$	$	$
Cash and cash equivalents	23,180,198	-	23,180,198
Deposits	1,158,367	-	1,158,367
Accounts receivable	-	2,929,522	2,929,522
Notes receivable	-	3,000,000	3,000,000
	24,338,565	5,929,522	30,268,087

December 31, 2019
Cash and cash equivalents	8,403,196	-	8,403,196
Deposits	740,666	-	740,666
Accounts receivable	-	2,621,239	2,621,239
	9,143,862	2,621,239	11,765,101

Ayr Strategies Inc.

Notes to the Interim Financial Statements

For the Three and Nine Months Ended September 30, 2020 and 2019

19. FINANCIAL RISK FACTORS (Continued)

(a) Fair Value (continued)

	Carrying values
Financial liabilities	FVTPL	AC	Total
September 30, 2020	$	$	$
Warrant liability	65,130,370	-	65,130,370
Contingent consideration	23,744,258	-	23,744,258
Trade payables	-	7,512,946	7,512,946
Accrued liabilities	-	7,160,365	7,160,365
Accrued interest payable	-	1,894,747	1,894,747
Debts payable	-	40,712,924	40,712,924
	88,874,628	57,280,982	146,155,610

December 31, 2019
Warrant liability	36,874,124	-	36,874,124
Contingent consideration	22,656,980	-	22,656,980
Make-whole provision	3,540,803	-	3,540,803
Trade payables	-	6,806,053	6,806,053
Accrued liabilities	-	5,123,865	5,123,865
Accrued interest payable	-	815,662	815,662
Debts payable	-	43,995,661	43,995,661
	63,071,907	56,741,241	119,813,148

The Corporation is exposed to credit risk, liquidity risk and interest rate risk. The Corporation’s management oversees the management of these risks. The Corporation`s management is supported by the members of the Board of Directors that advise on financial risks and the appropriate financial risk governance framework for the Corporation. The Corporation’s financial risk activities are governed by policies and procedures and financial risks are identified, measured and managed in accordance with the Corporation’s policies and the Corporation’s risk appetite.

The Corporation quantified the sensitivity of inputs in relation to the contingent consideration as of September 30, 2020 and December 31, 2019, and would expect the following effect on fair value in the event of changes to the discount rate:

Significant assumption	Inputs	Sensitivity	Value at period end
			September 30, 2020	December 31, 2019
			$	$
		Increase 1%	23,407,146	22,169,349
Discount rate	6.3%
		Decrease 1%	24,092,304	23,161,325

(b) Credit Risk

Credit risk is the risk of unexpected loss if a customer or third party to a financial instrument fails to meet its contractual obligations. Financial instruments which potentially subject the Corporation to concentrations of credit risk consist of cash and cash equivalents, deposits and accounts receivable. To address its credit risk arising from cash and cash equivalents and deposits, the Corporation ensures to keep these balances with reputable financial institutions. The Corporation has not recorded an ECL as all amounts are considered to be recoverable and are immaterial. The Corporation is not significantly exposed to its accounts receivable due to its diversified customer base and a stringent collection policy. No ECL has been recorded by the Corporation as all receivables are expected to be collected and are not significant. As of September 30, 2020 and December 31, 2019, the maximum amount exposed to credit risks was $29,109,720 and $11,024,435, respectively. The components of accounts receivable as of September 30, 2020 and December 31, 2019 were:

	(In $)	0-30 days	31-90 days	Over 90 days	Total
Balance, as at September 30, 2020		2,775,181	127,391	26,950	2,929,522
Balance, as at December 31, 2019		2,456,226	115,808	49,205	2,621,239

Ayr Strategies Inc.

Notes to the Interim Financial Statements

For the Three and Nine Months Ended September 30, 2020 and 2019

19. FINANCIAL RISK FACTORS (Continued)

(c) Liquidity Risk

Liquidity risk is the risk that the Corporation is unable to generate or obtain sufficient cash in a cost-effective manner to fund its obligations as they come due. The Corporation’s approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due. The Corporation manages liquidity risk through maintaining sufficient funds on hand and continuously monitoring forecast and actual cash flows. As of September 30, 2020 and December 31, 2019, all trade payables and accrued liabilities are due within a year. Refer to Notes 9 and 12 for future lease and debt commitments.

(d) Interest Rate Risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Corporation is exposed to interest rate risk on its cash and cash equivalents and long-term debts. Cash and cash equivalents and deposits bear interest at market rates. The Corporation’s debts have fixed rates of interest. The Corporation does not use any derivative instruments to hedge against interest rate risk and believes that the change in interest rates will not have a significant impact on its financial results.

(e) Currency Risk

The operating results and financial position of the Corporation are reported in United States dollars. As the Corporation operates in an international environment, some of the Corporation’s financial instruments and transactions are denominated in currencies other than the United States dollar. The results of the Corporation’s operations are subject to currency transaction and translation risks.

As of September 30, 2020 and December 31, 2019, the Corporation had no hedging agreements in place with respect to foreign exchange rates. The Corporation has not entered into any agreements or purchased any instruments to hedge possible currency risks at this time. The Corporation believes that a change in exchange rates will not have a significant impact on financial results. The Corporation performed a sensitivity analysis on the conversion rate applied to Canadian balances:

Balance sheet account	Value at year end	Conversion rate	Sensitivity	Effect on fair value, as at
	Dr (Cr.)			September 30, 2020
	CDN $			$
Cash and cash equivalents	1,283,828	0.7474	Increase / Decrease 1%	9,595
Warrants	(87,142,588)	0.7474	Increase / Decrease 1%	(651,304)

Ayr Strategies Inc.

Notes to the Interim Financial Statements

For the Three and Nine Months Ended September 30, 2020 and 2019

20. TAXATION

The Corporation is treated as a United States corporation under section 7874 of the Internal Revenue Code and is expected to be subject to United States federal income tax. However, the Corporation is expected, regardless of any application of section 7874 of the U.S. Tax Code, to be treated as a Canadian resident company for Canadian income tax purposes. As a result, the Corporation will be subject to taxation both in Canada and the United States. The Corporation is also subject to state income taxation in Massachusetts.

The Corporation’s deferred tax liability as of September 30, 2020 and December 31, 2019 was $45,471,419 and $41,077,761, respectively. The Corporation has recognized deferred tax liabilities on the acquisition date of $44,970,332 largely due to the recognition of acquired intangible assets, biological assets and PPE. The deferred tax (expense) recovery during the nine months ended September 30, 2020 and 2019 was ($4,393,657) and $2,676,022, respectively.

The Corporation incurred current income tax of $14,941,568 and $4,932,991, respectively, for the nine months ended September 30, 2020 and 2019.

21. SUBSEQUENT EVENTS

The Corporation’s management has evaluated subsequent events up to November 18, 2020, the date the interim financial statements were issued:

A)	Subsequent to September 30, 2020, the Corporation entered a binding term sheet to acquire 100% of the membership interests in Blue Camo, LLC, a vertically integrated cannabis business in the state of Arizona (operating under the trade name “Oasis”). Pursuant to the term sheet, the Corporation will be acquiring rights to legally operate three retail dispensaries along with a 10,000 square feet licensed cultivation and processing facility as well as an 80,000 square foot cultivation facility currently under development. The Corporation has agreed to pay upfront consideration of $81 million consisting of cash, debt and Exchangeable Shares. An additional 2 million Exchangeable Shares may be payable upon the achievement of established cultivation targets. Furthermore, additional earn-out consideration in 2021 and 2022 may be paid in Exchangeable Shares, and is contingent on exceeding financial hurdles in each year, calculated based on a set discount of market multiples (including non-IFRS measures) at the time of the earn out. The term sheet is a binding agreement with respect to the terms and conditions and intended to serve as an outline of the proposed principal terms and conditions to be included in the final membership interest purchase agreement documents. The closing of the acquisition will be subject to, among other things, regulatory approval, customary closing conditions including definitive documentation and the Corporation being satisfied with its due diligence investigations.

B)	Subsequent to September 30, 2020, 1,140,315 Warrants were exercised on a one-for-one basis for Subordinate Voting Shares, at a price of CDN$11.50 per share, for total cash proceeds of CDN$13.1 million.